Exhibit 2.2

EXECUTION VERSION

Dated: 16 April 2024

INTERNATIONAL PAPER COMPANY

and

DS SMITH PLC

CO-OPERATION AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(DGW/PIRD/OMXG)

Contents

1.	Interpretation	1

2.	Publication of the Announcement and the terms of the Combination	17

3.	Structure of the Combination	20

4.	Undertakings in relation to satisfaction of the Conditions	23

5.	Scheme Document	26

6.	Bidder public documents and shareholder approval	26

7.	Implementation of the Scheme	30

8.	Conduct of business	31

9.	Target Share Plans	32

10.	Directors’ and Officers’ Liability Insurance	32

11.	Code	33

12.	Invalidity	33

13.	Termination	33

14.	Warranties and Undertakings	35

15.	Break Payments	36

16.	Notices	39

17.	General Provisions	40

18.	Governing Law	42

19.	Agent for Service	42

Schedule 1 Firm Intention Announcement		44

Schedule 2 Target Share Plans		120

THIS AGREEMENT is entered into on 16 April 2024

BETWEEN:

1.	International Paper Company, a New York corporation whose principal place of business is at 6400 Poplar Avenue, Memphis, TN 38197, United States (“Bidder”); and

2	DS Smith Plc, a public limited company incorporated in England and Wales whose registered office is at 1 Paddington Square, London, United Kingdom, W2 1DL and company number is 01377658 (“Target”),

together referred to as the “parties” and each as a “party” to this Agreement.

WHEREAS:

(A)

Bidder and Target intend, immediately following execution of this Agreement, to announce a recommended all-share combination of Bidder and Target (the “Combination”) on the terms and subject to the conditions set out in the Announcement (as defined below).

(B)

The Combination is intended to be effected by way of a scheme of arrangement of Target pursuant to Part 26 of the Companies Act (as defined below) (the “Scheme”), provided that Bidder reserves the right, as set out in the Announcement and this Agreement, to elect to implement the Combination by way of an Offer (as defined below).

(C)	The parties have agreed to take certain steps to effect the completion of the Combination and wish to enter into this Agreement to record their respective obligations relating to such matters.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“Acceptance Condition”	has the meaning given to it in Clause 3.2(A);

“Admission”

means:

(i) if the reforms to the Listing Rules contemplated by the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024 (the “Draft UK Listing Rules Instrument 2024”) have come into force on or before the Effective Date, admission of the Bidder Stock to: (1) the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Agreement); and (2) trading on the Main Market (in accordance with the Admission and Disclosure Standards of the London Stock Exchange); and

(ii) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, admission of the Bidder Stock to: (1) the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (2) trading on the Main Market (in accordance with the Admission and Disclosure Standards of the London Stock Exchange);

“Agreed Switch”	where Bidder has exercised its Right to Switch to an Offer in accordance with: (i) Clause 3.1(A); or (ii) Clause 3.1(B), in each case in circumstances where the Target Board Recommendation is given in respect of that Offer;

“Announcement”	means the announcement in the agreed form set out in Schedule 1;

“Applicable Termination Right”	has the meaning given in Clause 15.2(D);

“Bidder Board Recommendation”	has the meaning given in Clause 6.5;

“Bidder Board Recommendation Change”	has the meaning given in Clause 6.6;

“Bidder Board Recommendation Change Break Payment”	has the meaning given in Clause 15.1(A);

“Bidder Directors”	means the directors of Bidder from time to time;

“Bidder Equalising Dividend”	has the meaning given to it in Clause 2.8(A)(ii);

“Bidder Excluded Dividend”	has the meaning given to it in Clause 2.8(B);

“Bidder FY24 Q2 Dividend”	has the meaning given to it in Clause 2.6(A);

“Bidder FY24 Q3 Dividend”	has the meaning given to it in Clause 2.6(B);

“Bidder FY24 Q4 Dividend”	has the meaning given to it in Clause 2.6(C);

“Bidder FY25 Q1 Dividend”	has the meaning given to it in Clause 2.6(D);

“Bidder FY25 Q2 Dividend”	has the meaning given to it in Clause 2.6(E);

“Bidder FY25 Q3 Dividend”	has the meaning given to it in Clause 2.6(F);

“Bidder Group”	means Bidder and its subsidiaries and subsidiary undertakings from time to time and “member of the Bidder Group” shall be construed accordingly;

“Bidder New LTIP”	the 2024 Long-Term Incentive Compensation Plan (the rules of which are set out at Appendix A of Bidder’s proxy statement pursuant to Section 14(a) of the Exchange Act, filed on 2 April 2024), which will replace Bidder’s existing Amended and Restated 2009 Incentive Compensation Plan if approved by Bidder Stockholders at Bidder’s annual meeting on 13 May 2024;

“Bidder Permitted Dividend”	has the meaning given to it in Clause 2.7;

“Bidder Prospectus”	means the prospectus or listing particulars (as applicable) required to be published by Bidder in respect of the Admission, including any supplementary prospectus;

“Bidder Proxy Documents”	means the Bidder Proxy Statement and any other document required in order to obtain the approval of Bidder Stockholders in connection with the Bidder Stockholder Meeting;

“Bidder Proxy Statement”	means the proxy statement of the Bidder in connection with the Bidder Stockholder Meeting (as amended and supplemented from time to time);

“Bidder Resolutions”	means the approval by the majority of votes cast by Bidder Stockholders at the Bidder Stockholder Meeting necessary to approve, effect and implement the Combination in accordance with Bidder’s organisational documents, including (without limitation) to approve the issuance of the New Bidder Stock as required under the rules contained in the New York Stock Exchange Listed Company Manual;

“Bidder Stock”	means the shares of common stock of the Bidder issued and outstanding;

“Bidder Stockholders”	means the holders of Bidder Stock from time to time;

“Bidder Stockholder Approval Failure Break Payment”	has the meaning given in Clause 15.1(C);

“Bidder Stockholder Approval Failure Event”	has the meaning given in Clause 15.1(C);

“Bidder Stockholder Meeting”	means the special meeting of the Bidder Stockholders to be convened to consider and approve, the Bidder Resolutions, including any adjournment or postponement of that meeting;

“Break Payment Events”	means each of: (i) a Bidder Board Recommendation Change; (ii) the Bidder Stockholder Meeting having not occurred prior to the Long Stop Date in breach of Bidder’s obligations under this Agreement; (iii) a Regulatory Condition Satisfaction Failure Event; and (iv) a Bidder Stockholder Approval Failure Event;

“Break Payments”	means, collectively: (i) the Bidder Board Recommendation Change Break Payment; (ii) the Regulatory Condition Break Payment; and (iii) the Bidder Stockholder Approval Failure Break Payment;

“Business Day”	means any day, other than a public holiday, Saturday or a Sunday, when banks are generally open in London and New York City for general banking business;

“Clean Team Agreement”	means the clean team agreement between Bidder and Target dated 27 March 2024;

“Clearances”	means all approvals, consents, clearances, determinations, permissions, confirmations, and waivers that may need to be obtained, all applications and filings that may need to be made or are expedient and all waiting periods that may need to have expired, from or under any Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy the Regulatory Conditions (and any reference to any Clearance having been “satisfied” shall be construed as meaning that each of the foregoing has been obtained or, where relevant, made or expired) and “Clearance” means any of these;

“Code”	means the City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;

“Combination”	has the meaning given to it in Recital (A);

“Companies Act”	means the Companies Act 2006;

“Competing Proposal”	means an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or an announcement of a firm intention under Rule 2.7 of the Code to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued and to be issued ordinary share capital of Target (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer), or an offer to acquire or any arrangements or series of arrangements resulting in the acquisition of, directly or indirectly, all or a significant proportion (being 30 per cent. or more) of the business assets and/or undertakings of Target, or any arrangements or series of arrangements which results in any party acquiring, consolidating or increasing “control” (as defined in the Code) of Target, in each case which is not effected by Bidder (or any of its concert parties (as defined in the Code)) or at Bidder’s direction or with Bidder’s written agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

“Conditions”

means:

(i) for so long as the Combination is being implemented by means of the Scheme, the conditions to the implementation of the Combination as set out in Appendix I to the Announcement; or

(i) for so long as the Combination is implemented by means of an Offer, the conditions referred to in (i) above, as amended by replacing the Scheme Condition with the Acceptance Condition,

and “Condition” shall be construed accordingly;

“Confidentiality Agreement”	means the confidentiality agreement between Bidder and Target dated 27 February 2024;

“Consideration”	means the consideration payable to Target Shareholders by Bidder pursuant to the terms of the Combination and as set out in the Announcement;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of Target Shareholders (and any adjournment thereof) convened pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Day 60”	has the meaning given to it in Clause 3.2(D);

“Effective Date”

means the date upon which either:

(i) the Scheme becomes effective in accordance with its terms; or

(ii)  if Bidder elects to implement the Combination by means of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional;

“Exchange Act”	means the United States Securities Exchange Act 1934 and the rules and regulations promulgated thereunder;

“Exchange Rate”	means the spot reference rate for a transaction between pounds sterling and US Dollars as quoted by the Bank of England on the Business Day immediately preceding the Relevant Date (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted);

“Excluded Dividend”	means a Target Excluded Dividend and/or a Bidder Excluded Dividend, as the case may be;

“FCA”	means the Financial Conduct Authority;

“Joint Defense Agreement”	means the joint defense agreement between, amongst others, Bidder and Target dated 27 March 2024;

“Law”	means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority and shall, for the avoidance of doubt, include the Code;

“Listing Rules”	means the rules and regulations made by the FCA pursuant to Part 6 of the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name;

“Long Stop Date”	means 16 October 2025 (or such later date as may be agreed by Target and Bidder and if required, with the Panel’s consent and/or the Court’s approval);

“Material Business Issues”	has the meaning given to it in Clause 8.3;

“New Bidder Stock”	means the shares of common stock of the Bidder proposed to be issued to Target Shareholders pursuant to the Scheme (or the Combination or Offer, as the context requires) or in consideration for the transfer to Bidder of Target Shares, in accordance with the organisational documents (including the certificate of incorporation and by-laws or equivalent documents) of Bidder;

“Notice”	shall have the meaning given to it in Clause 16.1;

“Offer”	means, if Bidder exercises its Right to Switch to elect to implement the Combination by means of a takeover offer within the meaning of section 974 of the Companies Act, such offer, including any subsequent revision, amendment, variation, extension or renewal;

“Offer Document”	means the offer document published by or on behalf of Bidder in connection with any Offer, including any revised offer document;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Prospectus Rules”	means the “prospectus rules” made by the FCA pursuant to Part 6 to the Financial Services and Markets Act 2000, referred to in section 73A(4) of the same, and contained in the FCA’s publication of the same name;

“Registration Statement”	has the meaning given to it in Clause 3.2(J)(i);

“Regulatory Condition Break Payment”	has the meaning given in Clause 15.1(B);

“Regulatory Condition Satisfaction Failure Event”	has the meaning given in Clause 15.1(B);

“Regulatory Conditions”	means the Conditions set out in paragraphs 3(a) to (e) of Part A of Appendix I to the Announcement, each a “Regulatory Condition”;

“Regulatory Information Service”	means an information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;

“Regulatory Remedy”	means any disposal, condition, obligation, term, undertaking, commitment, remedy, assurance, measure or modification (including the conclusion of any binding sales agreement) that may be required or can reasonably be expected to be required to obtain any Clearance (including, for the avoidance of doubt, any action required by a Relevant Authority prior to any final filings, notifications or submissions being sent or submitted to that authority);

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or agency or authority, exercising anti-trust or competition or merger control, foreign investment review, regulatory, taxing, importing or other authority, in any relevant jurisdiction, including, for the avoidance of doubt, the European Commission, the US Department of Justice, the US Federal Trade Commission, the Panel and the FCA;

“Relevant Date”	means, for the purposes of Clause 2.8, the date on which an Excluded Dividend is paid by Target and/or Bidder, as the case may be;

“Relevant Third Parties”	has the meaning given to it in Clause 17.15;

“Right to Switch”	shall have the meaning given to it in Clause 3.1;

“Scheme”	has the meaning given to it in Recital (B);

“Scheme Condition”	means the Condition referred to in paragraph 2 of Part A of Appendix I to the Announcement;

“Scheme Document”	means the circular addressed to the Target Shareholders to be sent to (amongst others) Target Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the Target GM and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular;

“Scheme Hearing”	means the Court hearing to sanction the Scheme under section 899 of the Companies Act, including any adjournment thereof;

“SEC”	means the United States Securities and Exchange Commission;

“Securities Act”	means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder;

“Service Document”	a claim form, application notice, order, judgment or other document relating to any proceedings, suit or action;

“Target Board Adverse Recommendation Change”

means:

(i) if Target makes an announcement prior to the publication of the Scheme Document or (if different) the document convening the Target GM that: (a) the Target Directors no longer intend to recommend the Combination or intend to adversely modify or qualify their recommendation of the Combination; (b) (other than where Bidder has exercised its Right to Switch) it will not convene and hold the Court Meeting or the Target GM; or (c) (other than where Bidder has exercised its Right to Switch) it intends not to post the Scheme Document or (if different) the document convening the Target GM;

(ii)  (other than where Bidder has exercised its Right to Switch) the Target Board Recommendation is not included in the Scheme Document or (if different) the document convening the Target GM, when published;

(iii)  (other than where Bidder has exercised its Right to Switch) if Target makes an announcement that it will or intends to delay the convening of, or adjourn, or does in fact delay the convening of or adjourn, the Court Meeting or the Target GM, to a date which is later than the 22nd day after the expected date of the Court Meeting or the Target GM (as relevant) set out in the Scheme Document, in each case without the consent of Bidder, and Target fails to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s reasonable request to do so following expiry of such 22 day period, except where: (a) Bidder has committed a breach of this Agreement and such breach has caused the delay (but provided that Target has notified Bidder in writing of such breach as soon as reasonably practicable upon becoming aware of such breach and, to the extent capable of being remedied, such breach remains unremedied following the earlier to occur of (i) five Business Days from the date of receipt by Bidder of such written notification and (ii) the time by which Target would (absent such breach) be required to publicly reaffirm or re-issue the Target Board Recommendation (as set out above) for such circumstances to not constitute a Target Board Adverse Recommendation Change; (b) a supplementary circular is required to be published in connection with the Scheme, and, as a result, the Court Meeting and/or the Target GM cannot be held by such date in compliance with the Code and any other applicable Law (but provided that Target has used all reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to publish a supplementary circular arises); (c) such delay or adjournment is caused solely by logistical or practical reasons outside Target’s reasonable control (but provided that Target uses all reasonable endeavours to convene or reconvene and hold the Court Meeting or the Target GM (as relevant) as soon as is reasonably practicable); or (d) Bidder has delayed or adjourned the Bidder Stockholder Meeting in accordance with Clause 6.12 (other than in accordance with Clause 6.12(F)) and the delay or adjournment to the Court Meeting and the Target GM is required in order to ensure that the Court Meeting and the Target GM are held on the same date as the date of the Bidder Stockholder Meeting;

(iv) if a third party makes an announcement of a firm intention under Rule 2.7 of the Code or a revised offer (whether or not it is subject to the satisfaction or waiver of any pre-conditions) for Target which is recommended by the Target Directors;

(v)   at any time prior to the conclusion of the Court Meeting and Target GM, the Target Directors otherwise withdraw or adversely modify or qualify the Target Board Recommendation (or make an announcement that they intend to do so);

(vi) at any time prior to the conclusion of the Court Meeting and Target GM, any failure to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s reasonable request to do so; or

(vii) if, after the Scheme has been approved by Target Shareholders and/or the approval of the Target GM Resolutions at the Target GM has been received, the Target Directors announce that they shall not implement the Scheme in connection with an announcement by a third party of a firm intention under Rule 2.7 of the Code and Target fails to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth Business Day following Bidder’s request to do so (other than: (i) in connection with an announcement of an Offer or revised offer by Bidder or one of its concert parties for Target; or (ii) because a Condition to the Combination has become incapable of fulfilment or satisfaction and the Bidder has stated that it will not waive such a Condition (if capable of waiver)), provided that, for the avoidance of doubt, the issue of any holding statement by Target following a change of circumstances shall not constitute a Target Board Adverse Recommendation Change so long as any such holding statement: (i) contains an express statement that the Target Board Recommendation is not withdrawn, modified or qualified; and (ii) does not contain a statement (and no subsequent public statements by or on behalf of Target indicate) that the Target Directors intend to withdraw, modify or qualify the Target Board Recommendation;

“Target Board Recommendation”

means the unanimous and unconditional recommendation of the Target Directors to the Target Shareholders:

(i) to vote in favour of the Scheme at the Court Meeting and the Target GM Resolutions at the Target GM; or

(ii)  if Bidder elects to implement the Combination by way of an Offer in accordance with the terms of this Agreement, to accept the Offer;

“Target Directors”	means the directors of Target from time to time;

“Target Equalising Dividend”	has the meaning given to it in Clause 2.8(B);

“Target Excluded Dividend”	has the meaning given to it in Clause 2.8(A);

“Target FY24 Final Dividend”	has the meaning given to it in Clause 2.4(A);

“Target FY25 Interim Dividend”	has the meaning given to it in Clause 2.4(B);

“Target FY25 Final Dividend”	has the meaning given to it in Clause 2.4(C);

“Target GM”	means the general meeting of Target Shareholders to be convened in connection with the Scheme to be held on the same date as the Court Meeting to consider and, if thought fit, approve, the Target GM Resolutions, including any adjournment or postponement of that meeting;

“Target GM Resolutions”	means the shareholder resolutions as are necessary or desirable to enable the Target to approve, implement and effect the Scheme, including, among other things, the resolutions relating to the amendment of the Target’s articles of association and the delisting of Target Shares;

“Target Group”	means Target and its subsidiaries and subsidiary undertakings from time to time and “member of the Target Group” shall be construed accordingly;

“Target Permitted Dividend”	has the meaning given to it in Clause 2.5;

“Target Remuneration Committee”	has the meaning given to it in Schedule 2;

“Target Representative”	has the meaning given to it in Clause 14.3;

“Target Shareholders”	means holders of Target Shares from time to time;

“Target Shares”	means ordinary shares of 10p each in the capital of Target;

“Target Share Plans”	has the meaning given to it in Schedule 2; and

“Tax”	means and includes all forms of taxation and statutory and government, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions wherever and whenever imposed and all related penalties and interest;

“Tax Authority”	means HM Revenue and Customs or any governmental or other authority competent to impose Tax including any person, authority or body responsible for collection of Tax;

“Third Party Rights Provisions”	has the meaning given to it in Clause 17.15; and

“VAT” means:

means:

(A)  value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(B)  to the extent not included in paragraph (A) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(C)  any other Tax of a similar nature to the Taxes referred to in paragraph (A) or paragraph (B) above, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (A) or paragraph (B) above or imposed elsewhere.

1.2	In this Agreement, except where the context otherwise requires:

(A)	references to Recitals, Clauses and Schedules are to Recitals and Clauses of, and Schedules to, this Agreement;

(B)

the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act and the expression “group” in relation to a party, means that party together with its subsidiaries and subsidiary undertakings from time to time;

(C)	the expressions “acting in concert” and “offer” shall have the meanings given in the Code;

(D)	use of any gender includes the other genders;

(E)	words in the singular shall include the plural and vice versa;

(F)

a reference to any statute, statutory provision, rule or regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(G)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(H)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to times are to London time;

(K)	references to “£” and “pounds sterling” are to the lawful currency of England;

(L)	references to “$” and “US Dollars” are to the lawful currency of the United States of America;

(M)	references to “writing” shall include any modes of reproducing words in a legible and non transitory form and shall include email except where otherwise expressly stated;

(N)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O) (i)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(Q)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(R)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(S)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(T)	a reference to any other document referred to in this Agreement is a reference to that other document as amended or supplemented at any time; and

(U)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	Publication of the Announcement and the terms of the Combination

2.1

The parties shall procure the release of the Announcement via a Regulatory Information Service at or before 8.00 a.m. on the date of this Agreement, or such other date and time as may be agreed by the parties (and, where required by the Code, approved by the Panel). The obligations of the parties under this Agreement, other than this Clause 2.1 and Clauses 11 to 14 and 16 to 19 (each as interpreted in accordance with Clause 1), shall be conditional on such release.

2.2

The principal terms of the Combination shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Combination, which will be at the absolute discretion of Bidder) and, where required by the Code, approved by the Panel.

2.3

The terms of the Combination at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should Bidder elect to implement the Combination by way of the Offer in accordance with Clause 3, the terms of the Combination shall be set out in the announcement of the switch to an Offer and the Offer Document.

2.4	The parties agree and acknowledge that, should completion of the Combination occur after the record date in respect of:

(A)

any final dividend by Target in respect of the financial year ended on 30 April 2024 (any such dividend being a “Target FY24 Final Dividend”), Target Shareholders will be entitled to receive and retain the Target FY24 Final Dividend;

(B)

any interim dividend by Target in respect of the financial year ended on 30 April 2025 (any such dividend being a “Target FY25 Interim Dividend”), Target Shareholders will be entitled to receive and retain the Target FY25 Interim Dividend; and

(C)

any final dividend by Target in respect of the financial year ended on 30 April 2025 (any such dividend being a “Target FY25 Final Dividend”), Target Shareholders will be entitled to receive and retain the Target FY25 Final Dividend, provided, in each case, that such dividend is in accordance with Target’s dividend policy and does not exceed:

(D)	in respect of a Target FY24 Final Dividend, an amount per Target Share of not more than 12.0 pence;

(E)	in respect of a Target FY25 Interim Dividend, an amount per Target Share of not more than 6.2 pence; and

(F)	in respect of a Target FY25 Final Dividend, an amount per Target Share of not more than 12.3 pence,

and that the record date for such dividend is consistent with past practice in relation to the payment of dividends.

2.5

The parties agree and acknowledge that any dividend (or part thereof) that Target Shareholders are entitled to receive and retain under Clause 2.4 is a “Target Permitted Dividend” and that any Target Permitted Dividend (or part thereof) or any Target Equalising Dividend (or part thereof) shall not affect or reduce the Consideration in any way.

2.6	The parties agree and acknowledge that, should completion of the Combination occur after the record date in respect of:

(A)

any second quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q2 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q2 Dividend;

(B)

any third quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q3 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q3 Dividend;

(C)

any fourth quarter dividend by Bidder in respect of the financial year ended on 31 December 2024 (any such dividend being a “Bidder FY24 Q4 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY24 Q4 Dividend;

(D)

any first quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q1 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q1 Dividend;

(E)

any second quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q2 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q2 Dividend; and

(F)

any third quarter dividend by Bidder in respect of the financial year ended on 31 December 2025 (any such dividend being a “Bidder FY25 Q3 Dividend”), Bidder Stockholders will be entitled to receive and retain the Bidder FY25 Q3 Dividend, provided, in each case, that such quarterly dividend is in accordance with Bidder’s dividend policy and does not exceed:

(G)	in respect of the Bidder FY24 Q2 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(H)	in respect of the Bidder FY24 Q3 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(I)	in respect of the Bidder FY24 Q4 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(J)	in respect of the Bidder FY25 Q1 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock;

(K)	in respect of the Bidder FY25 Q2 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock; and

(L)	in respect of the Bidder FY25 Q3 Dividend an amount per share of Bidder Stock of not more than 46.25 cents per share of Bidder Stock,

and that the record date for such quarterly dividend is consistent with past practice in relation to the payment of quarterly dividends.

2.7

The parties agree and acknowledge that any dividend (or part thereof) that Bidder Stockholders are entitled to receive and retain under Clause 2.6 is a “Bidder Permitted Dividend” and that any Bidder Permitted Dividend (or part thereof) or any Bidder Equalising Dividend (or part thereof) shall not affect or increase the Consideration in any way and that Target Shareholders shall not be entitled to any Bidder Permitted Dividend or Bidder Equalising Dividend.

2.8	If, on or after the date of the Announcement and prior to the Effective Date:

(A)

Target announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a Target Permitted Dividend or a Target Equalising Dividend (a “Target Excluded Dividend”), Bidder shall be entitled to:

(i)

reduce the Consideration by an amount equivalent to all or any part of such excess (in the case of a Target FY24 Final Dividend, a Target FY25 Interim Dividend, a Target FY25 Final Dividend or a Target Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in the Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the Offer Document) to the Consideration will be deemed to be a reference to the Consideration as so reduced; or

(ii)

declare and pay an equalising dividend to Bidder Stockholders so as to reflect the value attributable to all or any part of such excess (in the case of a Target FY24 Final Dividend, a Target FY25 Interim Dividend, a Target FY25 Final Dividend or a Target Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Exchange Rate, without any consequential change to the Consideration (a “Bidder Equalising Dividend”); and/or

(B)

Bidder announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the Bidder Stock other than a Bidder Permitted Dividend or a Bidder Equalising Dividend (a “Bidder Excluded Dividend”), Target shall be entitled to declare and pay an equalising dividend to Target Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of a Bidder FY24 Q2 Dividend, a Bidder FY24 Q3 Dividend, a Bidder FY24 Q4 Dividend, a Bidder FY25 Q1 Dividend, a Bidder FY25 Q2 Dividend, a Bidder FY25 Q3 Dividend or a Bidder Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Exchange Rate, without any consequential change to the Consideration (a “Target Equalising Dividend”).

3.	Structure of the Combination

3.1

The parties intend to implement the Combination by means of the Scheme. Bidder shall have the right (a “Right to Switch”) (subject always to the consent of the Panel (if required)), whether before or after the posting of the Scheme Document, to elect at any time to implement the Combination by way of an Offer if:

(A)	Target provides its prior written consent;

(B)	a Competing Proposal is made;

(C)

Target is in material breach of any term of this Agreement, provided that: (i) Bidder shall first have notified Target in writing of such breach and of its intention to effect a Right to Switch; and (ii) such breach remains unremedied following the expiry of five Business Days from the date of receipt of such written notification; or

(D)	a Target Board Adverse Recommendation Change occurs.

3.2	In the event of an Agreed Switch, unless otherwise agreed with Target or required by the Panel, the parties agree that:

(A)

the acceptance condition to the Offer (the “Acceptance Condition”) shall be set at 90 per cent. of the Target Shares to which the Offer relates (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent. of the Target Shares to which the Offer relates);

(B)

Bidder will agree with Target: (i) any announcements relating to the Combination; and (ii) any proposed changes to the timetable for implementation of the Combination (including any changes to the Long Stop Date) for inclusion in the firm intention announcement in relation to the Offer and/or the Offer Document;

(C)

Bidder shall (i) prepare, as soon as reasonably practicable, the sections of the Offer Document attributable to Bidder and related form of acceptance; (ii) prepare, as soon as reasonably practicable following receipt of the required information from Target, any other sections of the Offer Document; and (iii) agree with Target the form and contents, and timing of publication of, the Offer Document and related form of acceptance;

(D)

Bidder shall not take any such action (including publishing an acceptance condition invocation notice (as defined in Rule 31.6 of the Code)) which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to midnight on the sixtieth (60th) day following the publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Code and Notes on that Rule) (“Day 60”) and Bidder shall ensure that the Offer remains open for acceptances until such time;

(E)

Bidder shall not, without the prior written consent of Target, make any acceleration statement (as defined in the Code) unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for Bidder to set the statement aside (except with Target consent); and (iii) Bidder undertakes to Target not to take any action or step otherwise to set the acceleration statement aside;

(F)

if, at any time during the period between the publication of the Offer Document and 5.00 p.m. on the date falling on the ninth day prior to Day 39 (as defined in the Code), it becomes reasonably expected that any outstanding Regulatory Condition is not likely to be satisfied or waived (if capable of waiver) prior to the sixtieth (60th) day following the publication of the Offer Document, Bidder shall promptly consult with Target as to whether a suspension to the offer timetable should be sought;

(G)

notwithstanding paragraph (F) above, if, by 5.00 p.m. on the date falling on the ninth day prior to Day 39 (as defined in the Code), any outstanding Regulatory Condition has not been satisfied, Bidder shall seek, jointly with Target, the consent of the Panel to suspend the offer timetable no later than the date falling on the second day prior to Day 39 (as defined in the Code);

(H)

Bidder shall keep Target informed, on a regular basis and in any event within two Business Days following a written request from Target, of the number of Target Shareholders that have: (i) validly returned their acceptance forms; (ii) returned but incorrectly completed their acceptance forms; (iii) validly returned their withdrawal forms; and (iv) returned but incorrectly completed their withdrawal forms, and in each case the identity of such shareholders and the number of Target Shares to which such forms relate;

(I)

the Conditions, as set out in Appendix I to the Announcement, shall be incorporated into the announcement of such Offer and into the Offer Document, subject to replacing the Scheme Condition with the Acceptance Condition together with such modifications as are agreed in writing by the parties or, where required by the Code, by the Panel;

(J)	Bidder shall:

(i)

prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the New Bidder Stock to be issued to Target Shareholders in connection with the Combination (the “Registration Statement”) and the obligations of the Bidder in Clauses 6.2(B), 6.2(C), 6.4 and 6.8 shall apply to the process for preparation of such Registration Statement mutatis mutandis;

(ii)

make all necessary filings with the SEC with respect to the Offer and shall comply with all applicable rules and regulations under the Exchange Act, including Regulation 14E and the rules promulgated thereunder;

(K)	Bidder shall use all reasonable endeavours, and Target will reasonably cooperate with Bidder, to:

(i)	cause the Registration Statement to become effective at, or around the same time as, each of (1) the Offer Document and related form of acceptance and (2) the Bidder Prospectus are published;

(ii)	resolve any comments from the SEC as promptly as practicable following receipt; and

(iii)	keep the Registration Statement effective as long as is necessary to consummate the Offer; and

(L)

the Offer shall otherwise be made on the same terms and subject to the same conditions as those set out in the Announcement, subject to any modification or amendment to such terms and conditions as may be agreed to by Target and (if required) the Panel or which is necessary as a result of the switch from the Scheme to the Offer.

3.3

In the event of any Agreed Switch, the parties agree that all provisions of this Agreement relating to the Scheme, its implementation and documents relating thereto shall apply to the Offer, its implementation and relevant documents mutatis mutandis, save as set out in this Clause 3.

3.4

Bidder hereby represents that it is not, at the date of this Agreement, and undertakes that it shall not become, following the date of this Agreement, required to make a mandatory offer for Target pursuant to Rule 9 of the Code, provided that this Clause 3.4 shall cease to apply if a Competing Proposal is made.

3.5

The parties acknowledge that as at the date of this Agreement it is intended that the Combination will be implemented by Bidder acquiring the Target Shares. If, in due course, Bidder decides to elect for the Target Shares to be acquired by a nominee of Bidder then, prior to doing so, it will: (i) consult Target and take into account its reasonable views; and (ii) do everything within its control to ensure that “rollover relief” for UK-resident Target Shareholders is not prejudiced through such election (and, if such “rollover relief” is not so available following such election, shall instead implement the Combination through Bidder acquiring the Target Shares).

4.	Undertakings in relation to satisfaction of the Conditions

4.1

Bidder shall take all such actions as may be necessary or advisable to satisfy, or procure the satisfaction of, the Regulatory Conditions as soon as is reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, including, if necessary, the following steps:

(A)

offering (and not withdrawing) and executing, or accepting, a Regulatory Remedy, provided that Bidder shall not be required to offer or accept any Regulatory Remedy that requires the disposal of any of Bidder’s mills, plants or other assets located in the United States;

(B)

defending any proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) and initiating any appropriate proceeding against any Relevant Authority which acts, seeks, proposes or threatens to prevent, delay or impair the consummation of the Combination (or any part of it); and

(C)	taking all steps necessary or advisable to avoid: (i) any declaration of incompleteness by any Relevant Authority; and (ii) any suspension of any review period by a Relevant Authority.

4.2	Bidder and Target shall:

(A)

co-operate with each other and provide each other with all reasonable information, comments, assistance and access in a timely manner in connection with seeking to satisfy the Regulatory Conditions, including by ensuring that all information reasonably required or advisable for any filings, notifications or submissions that are required or advisable for purposes of satisfying the Regulatory Conditions is supplied promptly and accurately and within sufficient time to meet any deadlines set by the Relevant Authority, and co-operating in the preparation of all such filings, notifications or submissions; and

(B)

keep the other informed promptly of developments which are material or reasonably likely to be material to satisfying the Regulatory Conditions in sufficient time to enable the Effective Date to occur prior to the Long Stop Date.

4.3

Bidder shall determine the strategy for satisfying the Regulatory Conditions (but only after prior consultation with the Target (and its legal advisers), and after having taken into account the views of the Target (and its legal advisers) in relation thereto).

4.4	Without prejudice to the generality of the foregoing, and except to the extent that to do so is prohibited by Law:

(A)	Bidder, or the Bidder and the Target jointly, or the Target, as may be required:

(i)

will submit a notification to each Relevant Authority as soon as is reasonably practicable after the signing of this Agreement and within any applicable mandatory time periods where such a notification is necessary or expedient in order to obtain a Clearance;

(ii)

respond to any supplementary enquiries and file any additional information requested by a Relevant Authority in connection with such Clearance as soon as reasonably practicable after receipt of such request; and

(iii)

maintain appropriate regular and ongoing dialogue with each Relevant Authority in order to monitor and ensure the prompt progress of any filings, notifications or submissions and offer such assistance and input as may be reasonably necessary to assist each Relevant Authority to consider and progress the relevant Clearances;

(B)

Bidder shall be primarily responsible (except as otherwise required for preparation and submission of an appropriate notification and report form as applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) for preparing all such filings, submissions, correspondence and communications, provided that it shall do so in close cooperation with Target, and consult with Target, and take into account comments from Target (and/or its legal advisers) in respect of any such filings, submissions, correspondence or communications;

(C)

Bidder shall (subject to Clause 4.6 below and except as otherwise required for preparation and submission of an appropriate notification and report form as applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976):

(i)

provide, or procure the provision of, draft copies of all submissions, notifications, correspondence and communications intended to be sent to any Relevant Authority in relation to satisfying the Regulatory Conditions to Target and/or its legal advisers at such time as will allow Target and/or its legal advisers a reasonable opportunity to review and provide comments on such submissions and communications before they are submitted or sent; and

(ii)	provide Target with copies of all such submissions and communications in the form finally submitted or sent;

(D)

in relation to any filings, submissions or material correspondence to be submitted or sent by Target to any Relevant Authority in relation to satisfying the Regulatory Conditions, Target shall (subject to Clause 4.6 below):

(i)

provide, or procure the provision of, draft copies of all such submissions, notifications, material correspondence and material communications intended to be sent to any Relevant Authority in relation to satisfying any Regulatory Condition to Bidder and/or its legal advisers at such time as will allow Bidder and/or its legal advisers a reasonable opportunity to review and provide comments on such submissions and communications before they are submitted or sent; and

(ii)	provide Bidder with copies of all such submissions and communications in the form finally submitted or sent;

(E)

Bidder and Target shall keep each other’s legal advisers copied in correspondence with any Relevant Authority (subject to Clause 4.6 below) and in the event the Bidder, Target and/or their respective legal advisers receive correspondence directly from any Relevant Authority, they will notify each other, and provide copies, in a timely fashion of any such communication;

(F)

Bidder shall be responsible for the payment of all filing fees required in connection with any Regulatory Condition. For the avoidance of doubt, each party shall be responsible for its own costs of preparing any filings, notifications or submissions required or intended to be submitted in connection with any Regulatory Condition;

(G)

Bidder shall give Target and/or its legal advisers the opportunity (with reasonable notice when reasonably practicable and not objected by the applicable Relevant Authority) to attend all hearings, meetings and material telephone calls with any Relevant Authority that are organised by Bidder or any Relevant Authority in connection with satisfying any Regulatory Condition and/or the implementation of the Combination, and allow Target (and/or its legal advisers) to make reasonable submissions during such hearings, meetings or telephone calls; and

(H)

where reasonably requested by Bidder, Target shall make available appropriate Target representatives for meetings and telephone calls requested by any Relevant Authority in connection with satisfying any Regulatory Condition and/or the implementation of the Combination.

4.5	Nothing in this Agreement shall oblige either Bidder or Target (the “disclosing party”) to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or a Relevant Authority; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal advice privilege).

4.6	Where the circumstances referred to in Clauses 4.5(A) or 4.5(B) apply, the disclosing party shall disclose the relevant information to the other:

(A)	pursuant to the Clean Team Agreement;

(B)	where that is not reasonably possible, on an “external counsel only” basis; or

(C)

where disclosure in a manner contemplated by Clauses 4.5(A) or 4.5(B) would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to the other a non-confidential version of such information).

4.7

Except with the prior written consent of Target, until the Effective Date, Bidder shall not (and shall procure that each member of the Bidder Group shall not), take, or omit to take, or permit or cause to be taken or omitted to be taken (or direct any person to do the same), any action, or enter into any acquisition, transaction or other agreement, which would be reasonably likely to have the effect of in any way preventing, impeding, materially delaying or materially prejudicing the satisfaction of any Regulatory Condition or completion of the Combination.

4.8

Bidder agrees that if it intends to seek the permission of the Panel to invoke a Condition, it will, as far in advance as is reasonably practicable and prior to approaching the Panel, notify Target of its intention and provide Target with reasonable details of the ground on which it intends to invoke the relevant Condition.

5.	Scheme Document

Where the Combination is implemented by way of the Scheme:

(A)

Bidder agrees to provide promptly to Target all such information about itself, its intentions, the Bidder Group and its directors as may be reasonably requested and which is required for the purpose of inclusion in the Scheme Document or any other document required by the Code or any other applicable Law to be published in connection with the Scheme or the Target GM and to provide all other assistance which may be reasonably required with the preparation of the Scheme Document or any other document required by the Code or any other applicable Law, including access to, and ensuring that reasonable assistance is provided by, its professional advisers; and

(B)

Bidder will procure that its directors accept responsibility, in the terms required by the Code, for all of the information in the Scheme Document relating to themselves (and their close relatives, related trusts and persons connected with them, each as defined in the Code), the Bidder Group, persons acting in concert with Bidder, the financing of the Combination and statements of opinion, belief, intent or expectation of Bidder or the directors of Bidder in relation to the Combination, Bidder’s plans for the Target Group following completion of the Combination or otherwise in relation to the combined group following completion of the Combination and any other information in the Scheme Document for which a bidder is required to accept responsibility under applicable Law.

6.	Bidder public documents and shareholder approval

6.1

Subject to Clause 6.3, Bidder shall use all reasonable endeavours to ensure that the Bidder Proxy Documents are transmitted to Bidder Stockholders (following confirmation by the SEC that it has no further comments on the Bidder Proxy Documents) and the Bidder Prospectus is published (following approval by the FCA), in each case in accordance with the timetable agreed between the parties in writing from time to time and in any event in sufficient time to enable completion of the Combination to occur by the Long Stop Date, and shall convene the Bidder Stockholder Meeting at or around the same time on the same date as the Court Meeting and/or the Target GM.

6.2	Without limitation to Clause 6.1, Bidder shall also:

(A)

(i) file with the SEC preliminary Bidder Proxy Documents for review and comment by the SEC and (ii) submit a draft of the Bidder Prospectus for review and comment by the FCA, in each case in accordance with the timetable agreed between the parties in writing from time to time;

(B)

as soon as reasonably practicably, notify Target and provide copies of any material communications sent by or received from the SEC in respect of the Bidder Proxy Documents and/or the FCA in respect of the Bidder Prospectus;

(C)

as soon as reasonably practicable, respond to any comments received from the SEC in respect of the Bidder Proxy Documents and/or the FCA in respect of the Bidder Prospectus, and use all reasonable endeavours to resolve such comments with the SEC and FCA (as relevant) as promptly as reasonably practicable;

(D)

use all reasonable endeavours to obtain confirmation by the SEC that it has no further comments on the Bidder Proxy Documents, and the FCA’s approval of the Bidder Prospectus, as soon as reasonably practicable after the date of this Agreement; and

(E)

(to the extent consistent with Clause 6.3 and the timetable agreed between the parties in writing from time to time) transmit the Bidder Proxy Documents to Bidder Stockholders as soon as reasonably practicable upon receiving confirmation by the SEC that it has no further comments on the Bidder Proxy Documents and publish the Bidder Prospectus as soon as reasonably practicable upon receiving FCA approval for the Bidder Prospectus.

6.3

The parties agree that: (i) the Bidder Proxy Documents will be dispatched to Bidder Stockholders; and (ii) the Bidder Prospectus will be published, in each case, at or around the same time as the Scheme Document is dispatched to Target Shareholders.

6.4

Bidder shall provide, or procure the provision of, draft copies of the Bidder Proxy Documents and Bidder Prospectus and any ancillary agreements or documents (in accordance with customary practice) to Target (and/or its advisers) at such time as will allow Target (and/or its advisers) reasonable notice of and reasonable opportunity to review and comment on such drafts and Bidder (and/or its advisers) shall:

(A)

seek and obtain Target’s approval (such approval not to be unreasonably withheld or delayed) in relation to the information on Target contained in the Bidder Proxy Documents and the Bidder Prospectus before they are submitted to the SEC or the FCA, as applicable, or published in final form; and

(B)

in respect of any other information contained in the Bidder Proxy Documents and Bidder Prospectus, have regard to such reasonable comments made by Target (subject to the foregoing requirement for Bidder to allow Target (and its advisers) reasonable notice of and reasonable opportunity to review and comment) in a timely manner from Target (and/or its advisers) as it considers appropriate, acting reasonably and in good faith, before they are submitted to the SEC or the FCA, as applicable, or published in final form.

6.5

Bidder shall use all reasonable endeavours to obtain approval by the Bidder Stockholders of the Bidder Resolutions at the Bidder Stockholder Meeting, and, without limitation to the foregoing, Bidder shall:

(A)	use all reasonable endeavours to solicit from Bidder Stockholders proxies in favour of the Bidder Resolutions to be proposed at the Bidder Stockholder Meeting; and

(B)

ensure that the Proxy Statement shall contain a unanimous and unconditional recommendation from the Bidder Directors that the Bidder Stockholders vote in favour of the Bidder Resolutions at the Bidder Stockholder Meeting (the “Bidder Board Recommendation”),

unless the board of directors of Bidder has determined, following consultation with external legal counsel and a financial adviser, that soliciting such proxies and including the Bidder Board Recommendation would be inconsistent with any of the respective fiduciary duties of the Bidder Directors.

6.6	The Bidder shall not:

(A)	cause or permit the Bidder Board Recommendation to be withdrawn, qualified or modified in any adverse manner up to the time the Bidder Resolutions have been duly approved by the Bidder Stockholders;

(B)

cause or permit any announcement to be made, whether before or after the Bidder Proxy Documents are transmitted to Bidder Stockholders, intimating that the Bidder Directors are no longer unanimously and unconditionally recommending (or are no longer intending unanimously and unconditionally to recommend) that the Bidder Stockholders vote in favour of the Bidder Resolutions; or

(C)

fail publicly to reaffirm or re-issue a statement of the intention of the Bidder Directors to make the Bidder Board Recommendation on an unmodified or unqualified basis or fail to recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Bidder Stock, in each case, before 5:30 p.m. on the tenth Business Day following Target’s reasonable request to do so (or, if earlier, prior to the Bidder Stockholder Meeting), each such event, a “Bidder Board Recommendation Change” in each case unless the Bidder Directors have determined, following consultation with external legal counsel and a financial adviser, that failing to make the Bidder Board Recommendation Change would be inconsistent with any of the respective fiduciary duties of the Bidder Directors.

6.7

Bidder undertakes to Target that, unless giving such notice would be inconsistent with the fiduciary duties of the board of directors of Bidder or is otherwise not legally permitted, it will give the Target at least 24 hours’ written notice if: (i) the Bidder Proxy Documents will not contain the Bidder Board Recommendation; or (ii) the Bidder intends to make a Bidder Board Recommendation Change.

6.8

Target agrees to provide promptly to Bidder, to the standard that is required for Bidder to meet its obligations under the Securities Act, the Exchange Act, the Listing Rules and the Prospectus Rules (in each case, as relevant to such document), all such information about itself and the Target Directors as may be reasonably requested and which is required for the purpose of inclusion in the Bidder Proxy Documents and/or the Bidder Prospectus (as applicable) (including any information required under applicable Law, the Securities Act, the Exchange Act, the Listing Rules, the Prospectus Rules and the Code) and to provide all other assistance which may be reasonably required for the preparation of the Bidder Proxy Documents and/or the Bidder Prospectus (as applicable), including access to, and ensuring that reasonable assistance is provided by, its professional advisers.

6.9

In the period between the filing of the Bidder Proxy Documents and the Bidder Stockholder Meeting, Bidder shall keep Target informed, on a regular basis or as soon as reasonably practicable following a request by Target, of the number and content of proxy votes received in respect of the Bidder Resolutions.

6.10	Bidder shall not propose any resolutions at the Bidder Stockholder Meeting other than the Bidder Resolutions, unless otherwise agreed by Target (acting reasonably).

6.11	Bidder shall permit a reasonable number of representatives of Target and its advisers to attend the Bidder Stockholder Meeting.

6.12

Bidder shall not, without the prior written consent of Target, adjourn or postpone the Bidder Stockholder Meeting, provided that Bidder may adjourn or postpone the Bidder Stockholder Meeting without the consent of Target:

(A)

if, as of the time for which the Bidder Stockholder Meeting is originally scheduled (as set out in the Bidder Proxy Documents), there are insufficient Bidder Stockholders (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Bidder Stockholder Meeting;

(B)

if a motion to adjourn is moved and approved at the Bidder Stockholder Meeting by Bidder Stockholders (other than Bidder Directors or Bidder Stockholders who are party to irrevocable undertakings in relation to the Bidder Resolutions);

(C)	if it is not practicable to seek consent from Target because the adjournment or postponement is on account of a force majeure event or an emergency adjournment or postponement;

(D)

if reasonable additional time is required for the distribution to Bidder Stockholders prior to the Bidder Stockholder Meeting of any supplement or amendment to the Bidder Proxy Documents which the Bidder Board has determined, in good faith, based on the advice of external legal counsel, is required by applicable Law or under the Securities Act (and/or in the case of the Bidder Directors, their fiduciary duties as directors under applicable Law) and for any applicable notice period in respect of such supplement or amendment to expire, provided that such notice period is no longer than two Business Days longer than the minimum period prescribed by applicable Law;

(E)

if the adjournment or postponement is required by applicable Law or any failure to adjourn or postpone the Bidder Stockholder Meeting would reasonably be expected to be a violation of applicable Law; and/or

(F)

if necessary, due to an adjournment or prospective adjournment of the Court Meeting or the Target GM (but without prejudice to the Conditions set out in paragraph 2(a)(ii) and 2(b)(ii) of Appendix I to the Announcement) to ensure that the Bidder Stockholder Meeting is held on the same date as the date of the Court Meeting and the Target GM.

6.13

Subject to the approval of the Bidder Resolutions by the Bidder Stockholders at the Bidder Stockholder Meeting, Bidder shall use all reasonable endeavours to cause all New Bidder Stock to be issued to Target Shareholders pursuant to the Combination to:

(A)	for so long as the Combination is being implemented by way of the Scheme, be issued in reliance on an exemption from the registration requirements under Section 3(a)(10) of the Securities Act;

(B)	be approved for listing on the New York Stock Exchange; and

(C)	be approved for Admission.

7.	Implementation of the Scheme

7.1	Bidder undertakes that, on the Business Day prior to the Scheme Hearing, it shall deliver a notice in writing to Target confirming either:

(A)	the satisfaction or waiver of all Conditions (other than the Scheme Condition); or

(B)

its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidder reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and the reasons why it considers such event or circumstance sufficiently material for the Panel to permit Bidder to withdraw or lapse the Scheme.

7.2

Where the Combination is implemented by way of the Scheme, Bidder shall instruct counsel to appear on its behalf at the Scheme Hearing and undertake to the Court to be bound by the terms of the Scheme insofar as it relates to Bidder to the extent that all the Conditions (other than paragraph 2(c) of the Conditions) have been satisfied or waived prior to or on the date of the Scheme Hearing. Bidder shall provide such documentation or information as may reasonably be required by Target’s counsel or the Court, in relation to such undertaking.

7.3

If Bidder becomes aware of any fact, matter or circumstance that it reasonably considers would allow any of the Conditions to be invoked (applying the test set out in Rule 13.5(a) of the Code and the Panel would permit it to so invoke), Bidder (subject to any restriction under applicable Law) shall inform Target promptly.

7.4

Bidder undertakes that the New Bidder Stock (to be issued to Target Shareholders as part of the Consideration for the Combination) will be issued to Target Shareholders on the Effective Date, credited as fully paid and ranking pari passu with all other Bidder Stock then in issue, including the right to participate rateably and equally in any dividend or distribution declared, paid, or made with reference to a record date on or after the Effective Date (save for any Bidder Permitted Dividend and any Bidder Equalising Dividend).

8.	Conduct of business

8.1

Subject to Clause 8.2, except: (i) as expressly contemplated by this Agreement and/or the Announcement (as applicable); (ii) as consented to in writing by Target; or (iii) as required by applicable Law or the terms of any contract with a third party which has been fairly disclosed to Target or publicly announced before the date of this Agreement, from the date of this Agreement until the Effective Date, Bidder shall not (and shall procure that no member of the Bidder Group shall):

(A)

other than the granting of options or awards in respect of Bidder Stock or selling Bidder Stock to directors, officers and employees, in the normal and ordinary course and in accordance with the Bidder Group’s existing incentive plans that have been fairly disclosed to Target (including, subject to approval by Bidder Stockholders at Bidder’s annual meeting on 13 May 2024, the Bidder New LTIP), and allotting and issuing any Bidder Stock to the extent necessary to satisfy any such options or awards vesting or due to be settled under such plans:

(i)	allot or issue any Bidder Stock or any securities convertible into, or exchangeable for, Bidder Stock;

(ii)	grant any option over or right to subscribe for any Bidder Stock or any securities convertible into, or exchangeable for, Bidder Stock;

(B)

split, combine, reclassify, consolidate or sub-divide any of its common stock or amend its certificate of incorporation, by-laws, other equivalent documents or other organisational documents, in each case, in any manner that would or could reasonably be expected to have an adverse impact on the value of the New Bidder Stock;

(C)

other than a Bidder Permitted Dividend or Bidder Equalising Dividend, authorise, declare, pay or make any dividend or other distribution, or undertake any form of return of capital with respect to the Bidder Stock (whether in cash, assets, shares or other securities);

(D)

other than in the normal and ordinary course, directly or indirectly, repurchase, redeem or otherwise acquire, cancel or reduce, any of its common stock or any rights, warrants or options to acquire any such common stock;

(E)

undertake any other form of capital reorganisation not otherwise referred to in this Clause 8 which would or could reasonably be expected to have an adverse impact on the value of the New Bidder Stock;

(F)	adopt a plan of complete or partial liquidation or dissolution;

(G)	do or fail to do any act or thing that could reasonably be expected to prejudice Bidder’s listing on the New York Stock Exchange; or

(H)	agree, resolve, commit or announce publicly any agreement or intention to do any of the foregoing (as applicable), whether conditionally or unconditionally.

8.2	Clause 8.1 shall not apply to any act, transaction or arrangement between Bidder or a wholly-owned member of the Bidder Group and another wholly-owned member of the Bidder Group.

8.3

From the date of this Agreement until the Effective Date, Bidder shall inform Target of any issue arising in relation to the business of the Bidder Group that may reasonably be expected to have a material adverse impact on the value of the Bidder Stock or otherwise be material in the context of the Bidder Group and its business as a whole (any such issue a “Material Business Issue”) as soon as reasonably practicable after any employees and officers of Bidder engaged in the consideration of the Combination have become aware of any such issue. In any event, Bidder and Target shall meet on a monthly basis to discuss any and all Material Business Issues arising prior to or on the date of such meeting.

9.	Target Share Plans

The parties agree that the provisions of Schedule 2 shall apply in respect of the Target Share Plans and Target employee-related matters.

10.	Directors’ and Officers’ Liability Insurance

10.1

To the extent permitted by applicable Law, for six years after the Effective Date, Bidder undertakes in favour of Target and in favour of each of the directors, officers and employees of Target and each of its subsidiary undertakings as at and prior to the Effective Date to procure that the members of the Target Group shall honour and fulfil all their respective obligations (if any) existing at the Effective Date regarding:

(A)

elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date; and

(B)

provision of assistance to directors and officers of the Target Group to the extent they need to make a claim against the Target Group directors’ and officers’ insurance policy (including any run off cover), in each case with respect to matters existing or occurring at or prior to the Effective Date.

10.2

Bidder shall procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Target Group, including directors and officers who retire or whose employment is terminated as a result of the Combination, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, at least as much as that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

11.	Code

11.1

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement (which shall take precedence over such terms).

11.2

The parties agree that, if the Panel determines that any provision of this Agreement that requires Target to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded and neither Target nor the Target Directors shall have any obligation to take or not take any such action.

11.3	Nothing in this Agreement shall oblige Target or the Target Directors to recommend an Offer or a Scheme proposed by Bidder.

12.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction or due to the operation of Clause 11.2:

(A)	that shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

(B)

if it would be legal, valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or reduction as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

13.	Termination

13.1	Subject to Clauses 13.2 and 13.3, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease:

(A)	if the parties so agree in writing;

(B)

if the Announcement is not released by 8.00 a.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with Clause 2.1 in which case the later time and date shall apply for the purposes of this Clause 13.1(B));

(C)	upon service of written notice by Bidder to Target if a Target Board Adverse Recommendation Change occurs;

(D)	upon service of written notice by either party if one or more of the following occurs:

(i)	prior to the Long Stop Date, a Competing Proposal becomes effective or is declared or becomes unconditional;

(ii)

if the Combination (whether implemented by way of the Scheme or the Offer) is withdrawn, terminates or lapses in accordance with its terms and (where required) with the permission of the Panel, unless such lapse or withdrawal:

(a)	is as a result of the exercise of Right to Switch; or

(b)

is to be followed promptly by a firm intention announcement (under Rule 2.7 of the Code) made by Bidder or person acting in concert (as defined in the Code) with Bidder to implement the Combination by a different offer or scheme on substantially the same or improved terms, and such announcement is made within five Business Days of such lapse or withdrawal;

(iii)

prior to the Long Stop Date any Condition (other than a Regulatory Condition or a Condition in respect of Bidder Stockholders not having approved the Bidder Resolutions at the Bidder Stockholder Meeting) has been invoked by Bidder (in circumstances where the invocation of the relevant Condition is permitted by the Panel);

(iv)

if the Scheme is not approved at the Court Meeting or the Target GM Resolutions are not passed at the Target GM or the Court refuses to sanction the Scheme, other than in circumstances where Bidder has elected, pursuant to an Agreed Switch, to implement the Combination by way of an Offer;

(v)	unless otherwise agreed by the parties in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date;

(vi)	the Bidder Resolutions are not approved by Bidder Stockholders at the Bidder Stockholder Meeting;

(vii)	if a Break Payment Event occurs; or

(viii)	prior to the Long Stop Date any Regulatory Condition has been invoked by Bidder (in circumstances where the invocation of the relevant Regulatory Condition is permitted by the Panel).

(E)	upon service of written notice by Target on Bidder if one or more of the following occurs:

(i)

Bidder makes an announcement prior to the publication of the Bidder Proxy Documents that: (a) it will not convene the Bidder Stockholder Meeting; or (b) it intends not to file the Bidder Proxy Documents with the SEC or transmit the Bidder Proxy Documents to Bidder Stockholders;

(ii)	the Bidder Proxy Documents do not include the Bidder Board Recommendation;

(iii)	a Bidder Board Recommendation Change has occurred; or

(F)	if the Effective Date occurs.

13.2

Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen at or prior to termination (including any payment of any Break Payment pursuant to Clause 15.1, if applicable).

13.3

Clauses 1, 11 to 14 (inclusive) and 16 to 19 (inclusive), and Clauses 9 and 10 and Schedule 2 (in circumstances where this Agreement is terminated on or after the Effective Date) shall survive termination of this Agreement.

14.	Warranties and Undertakings

14.1	Bidder represents to Target and Target represents to Bidder on the date of this Agreement that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	subject to Clause 11.2, this Agreement constitutes its binding obligations in accordance with its terms;

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

14.2	Bidder represents to Target on the date of this Agreement that:

(A)

no resolutions or approvals of its shareholders are required to enter into and implement the Combination, other than the Bidder Resolutions and, to be approved, the Bidder Resolutions require no more than a simple majority vote of Bidder Stockholders present and voting (in person or by proxy) at the Bidder Stockholder Meeting;

(B)

all material matters or circumstances of which employees and officers of Bidder engaged in the consideration of the Regulatory Conditions are aware and which would or could reasonably be expected to result in any Regulatory Condition not being satisfied in the specific context of the Combination have been discussed with Target; and

(C)	except as fairly disclosed to Target prior to the execution of this Agreement, it is not aware of any circumstances which would prevent any of the Conditions from being satisfied.

14.3

Bidder acknowledges that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by Target, any member of the Target Group or by any of the Target Group’s directors, officers, employees, contractors or advisers (each a “Target Representative”) as to the accuracy or completeness of the information provided.

14.4

Bidder acknowledges and agrees that any information and/or assistance provided by any Target Representative, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Target or any member of the Target Group under or otherwise in connection with this Agreement; or (ii) in connection with the Combination, shall in each case be (and have been) given on the basis that the relevant Target Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any of the Bidder’s Group or any of their respective directors, officers, employees or advisers may suffer or incur as a result of the provision of any such information and/or assistance (save, in each case for loss or damage resulting from the fraud or fraudulent misrepresentation of the relevant Target Representative).

15.	Break Payments

15.1	Subject to Clauses 15.2 and 15.6, Bidder undertakes that if, on or prior to the Long Stop Date:

(A)

either: (i) a Bidder Board Recommendation Change has occurred; or (ii) the Bidder Stockholder Meeting has not occurred prior to the Long Stop Date in breach of Bidder’s obligations under this Agreement, in either case so as to cause the Combination to lapse, to be withdrawn or not to proceed, Bidder shall pay to Target an amount equal to $220,527,460 (the “Bidder Board Recommendation Change Break Payment”), in cash, in US Dollars;

(B)

either: (i) Bidder invokes (and is permitted by the Panel to invoke) any Regulatory Condition; or (ii) a Regulatory Condition has not been satisfied or waived by Bidder as at the Long Stop Date, in either case, so as to cause the Combination to lapse, to be withdrawn, or not to proceed (each a “Regulatory Condition Satisfaction Failure Event”), Bidder shall pay to Target an amount equal to $147,018,306 (the “Regulatory Condition Break Payment”), in cash, in US Dollars; or

(C)

the Bidder Stockholders do not approve the Bidder Resolutions at the Bidder Stockholder Meeting (or any subsequent stockholder meeting convened by Bidder prior to the Long Stop Date to obtain approval of the Bidder Resolutions) so as to cause the Combination to lapse, to be withdrawn or not to proceed, and there has been no Bidder Board Recommendation Change (the “Bidder Stockholder Approval Failure Event”), Bidder shall pay to Target an amount equal to $73,509,153 (the “Bidder Stockholder Approval Failure Break Payment”), in cash, in US Dollars, in each case by way of compensation for any loss suffered by Target in connection with the preparation and negotiation of the Combination.

15.2	Notwithstanding Clause 15.1, no Break Payment shall be payable by Bidder pursuant to this Agreement if:

(A)

prior to the time the relevant Break Payment Event occurs, a Target Board Adverse Recommendation Change has occurred (irrespective of whether or not this Agreement has been terminated pursuant to Clause 13.1(C));

(B)	prior to the time the relevant Break Payment Event occurs, this Agreement has been terminated in accordance with Clauses 13.1(A) or 13.1(B);

(C)	prior to the relevant Break Payment Event occurring, this Agreement has already been terminated pursuant to:

(i)	the occurrence of one or more events set out in:

(A)	Clause 13.1(D)(i); or

(B)	Clause 13.1(D)(iii); or

(C)

Clause 13.1(D)(iv), except where the Scheme is not sanctioned at the Scheme Hearing as a result of Bidder failing to deliver the notice contemplated by Clause 7.1(A) in breach of (x) its obligations under Clause 7.1 and (y) paragraph 3(g) of Appendix 7 of the Code, where the Panel has not otherwise agreed that Bidder is not required to deliver such notice; or

(ii)	the occurrence of one or more events set out in Clauses 13.1(D)(ii), except where such termination arises as a result of a Break Payment Event; or

(D)	an automatic termination event or a right to terminate this Agreement has arisen, in each case, on or before the Long Stop Date (an “Applicable Termination Right”), pursuant to:

(i)	the occurrence of one or more events set out in:

(A)	Clause 13.1(D)(iii);

(B)

Clause 13.1(D)(iv), except where the Scheme is not sanctioned at the Scheme Hearing as a result of Bidder failing to deliver the notice contemplated by Clause 7.1(A) in breach of (x) its obligations under Clause 7.1 and (y) paragraph 3(g) of Appendix 7 of the Code, where the Panel has not otherwise agreed that Bidder is not required to deliver such notice; or

(C)

Clause 13.1(D)(v) (other than, with respect to the Regulatory Condition Break Payment, Bidder Stockholder Approval Failure Break Payment or a Bidder Board Recommendation Change Break Payment, if termination or the Applicable Termination Right pursuant to Clause 13.1(D)(v) applies due to a Break Fee Payment Event occurring); or

(ii)	the occurrence of one or more events set out in Clauses 13.1(D)(ii), except where such termination arises as a result of a Break Payment Event; or

(E)	the relevant Break Payment Event is a Regulatory Condition Satisfaction Failure Event, in circumstances either where:

(i)

Target has materially obstructed Bidder from being able to obtain an approval from a Relevant Authority (and such action(s) or non-actions(s) are a material and contributory cause of such failure to obtain such approval) in sufficient time to avoid a Regulatory Condition not having been satisfied as at the Long Stop Date; or

(ii)

Target has undertaken, or entered into any agreement to undertake, or announced, after the date of this Agreement (without the prior written consent of the Bidder), an acquisition of any material interest in shares, businesses or assets or any licensing arrangement or other arrangement or collaboration with a third party, and such action was a material and contributory cause of the Regulatory Condition Satisfaction Failure Event where a Regulatory Condition Satisfaction Failure Event could be reasonably expected to have resulted from such an action.

15.3

Bidder shall pay any Break Payment by electronic bank transfer to a bank account designated by Target within three Business Days of the occurrence of the relevant Break Payment Event. For the avoidance of doubt: (i) in no event shall Bidder be required to pay more than one Break Payment; and (ii) if, on the Long Stop Date, the circumstances set out in Clauses 15.1(A) and 15.1(B) have both occurred such that both the Bidder Board Recommendation Change Break Payment and Regulatory Condition Break Payment are payable, then Bidder shall only be obligated (subject to the terms of this Agreement) to make the Bidder Board Recommendation Change Break Payment.

15.4

The parties acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that Target would incur as a result of a Break Payment Event and that the Break Payments represent a genuine pre-estimate by the parties of the amount of the overall loss that Target would incur as a result of such Break Payment Event having occurred.

15.5

The Break Payments are inclusive of any applicable VAT. The parties to this Agreement intend and shall use reasonable endeavours to procure that the Break Payments are not treated for VAT purposes as consideration for a taxable supply. Each of the parties to this Agreement shall keep the other party fully informed of any correspondence with any Tax Authority with regard to the VAT treatment of the Break Payments, and will take into account the reasonable comments of the other party in any submissions to or correspondence with any Tax Authority relating to the VAT treatment of the Break Payments.

15.6

In the event that a Break Payment is due and payable in accordance with Clause 15.1, Target’s right to receive such Break Payment shall be the sole and exclusive remedy of Target, any member of the Target Group and any of their respective affiliates against Bidder and any member of the Bidder Group for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated by this Agreement. In no event shall Bidder be required to pay a Break Payment more than once.

16.	Notices

16.1

A notice under or in connection with this Agreement (a “Notice”) must be in writing and shall be delivered personally or recorded delivery mail (or air mail if overseas) or by email to the party due to receive the Notice to the address specified in Clause 16.2.

16.2	The address of each party referred to in Clause 16.1 above is:

(A)	in the case of Bidder:

6400 Poplar Avenue, Memphis, TN 38197, United States

For the attention of: Joseph Saab, Senior Vice President, General Counsel and Company Secretary

Email: joseph.saab@ipaper.com

(B)	in the case of Target:

Level 3, 1 Paddington Square, London W2 1DL

For the attention of: Iain Simm, Group General Counsel and Company Secretary

Email: iain.simm@dssmith.com

16.3	A party may change its notice details on giving notice to the other party of the change in accordance with this Clause 16.

16.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(A)	if delivered personally, on the date and time when left at the relevant address;

(B)	if sent by recorded delivery mail, except air mail, two Business Days after posting it;

(C)	if sent by air mail, six Business Days after posting it; and

(D)	if sent by email, on the date and time when sent, provided that the sender does not receive a notice of non-delivery,

provided that any Notice that would otherwise be deemed given outside of the hours of 9:00 a.m. to 5:30 p.m. on a Business Day shall be deemed to be given at the next 9:00 a.m. on a Business Day after it would otherwise have been deemed given.

16.5	Each Notice or other communication under or in connection with this Agreement shall be in English.

17.	General Provisions

Variation

17.1	No variation or amendment or modification to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the Parties.

Remedies and waivers

17.2	No delay or omission by any party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

17.3

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.4	The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

17.5

Without prejudice to any other rights and remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that the party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance).

17.6	Nothing in this Agreement shall oblige Target to pay an amount in damages which the Panel determines would not be permitted by Rule 21.2 of the Code.

Assignment

17.7

Neither party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any purported dealing in contravention of this Clause 17.7 shall be ineffective.

Counterparts

17.8	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

17.9	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Costs and Expenses

17.10

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matters contemplated by it.

No Partnership

17.11

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, joint venture or agency relationship between any of the parties. A party has no authority to bind or contract in the name of another party in any way or for any purpose by virtue of this Agreement.

Entire Agreement

17.12

The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement (whether written or oral) between the parties with respect thereto.

17.13

Each Party confirms that, except as provided in this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement, neither Party has relied on any understanding, representation or warranty which is not contained in this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and the extent that a claim lies under this Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Joint Defense Agreement.

Further Assurances

17.14

Each party shall, at its own cost, use reasonable endeavours to, or procure that any relevant third party shall, do and/or execute and/or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Rights of Third Parties

17.15	Clauses 7.4, 9, 10 and 14.4 (the “Third Party Rights Provisions”) are intended to confer benefits on and be enforceable by the third parties referred to therein (the “Relevant Third Parties”).

17.16

Paragraphs 10(B) and 19(B) of Part 1 of Schedule 2 (the “Remuneration Committee Provisions”) are intended to confer benefits on the members of the Target Remuneration Committee and be enforceable by members of the Target Remuneration Committee.

17.17

Notwithstanding the provisions of Clauses 17.15 and 17.16, the parties shall not require the consent of any person (including any Relevant Third Party) other than the parties to vary or amend this Agreement, except for any variation or amendment on or following the Effective Date of:

(A)

the Third Party Rights Provisions or Clause 17.15 or this Clause 17.17 to the extent it relates to the ability to amend the Third Party Rights Provisions, which shall require the consent of all affected Relevant Third Parties; or

(B)

the Remuneration Committee Provisions or Clause 17.16 or this Clause 17.17 to the extent it relates to the ability to amend the Remuneration Committee Provisions, which shall require the consent of all affected members of the Target Remuneration Committee.

17.18

Except as specified in Clauses 17.15 and 17.16, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

18.	Governing Law

18.1

This Agreement is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

18.2

Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

18.3

Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts have no jurisdiction.

19.	Agent for Service

19.1

Bidder irrevocably appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with proceedings, suit or action in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

19.2

If the agent at any time ceases for any reason to act as such, Bidder shall appoint a replacement agent having an address for service in England or Wales and shall notify Target of the name and address of the replacement agent. Failing such appointment and notification, Target shall be entitled by Notice pursuant to Clause 15 to Bidder to appoint a replacement agent to act on behalf of Bidder. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

19.3	A copy of any Service Document served on an agent shall be sent by post to Bidder. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document

Schedule 1

Firm Intention Announcement

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

with

INTERNATIONAL PAPER COMPANY

Summary

•

The boards of International Paper Company (“International Paper”) and DS Smith Plc (“DS Smith”) are pleased to announce that they have reached agreement on the terms of a recommended all-share combination of International Paper with DS Smith.

•

The Combination will bring together complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging makes it well-placed to serve a broad set of customers across a wide range of attractive and growing end-markets.

•	The International Paper Board believes the Combination with DS Smith is strategically and financially attractive:

•	represents a compelling opportunity to accelerate the delivery of International Paper’s strategy;

•	expands DS Smith’s and International Paper’s combined positions in corrugated packaging solutions globally;

•	enhances International Paper’s profitable growth by strengthening its global packaging business; and

•	provides both sets of customers with an increased variety of choices and a superior portfolio of products across two continents.

The Combination

•	Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share   0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper (the “Offer Value”).

•

The Offer Value implies DS Smith’s entire issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•

Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company. In connection with the Combination, International Paper will also seek a secondary listing of its shares on the London Stock Exchange.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

•	The International Paper Board and the DS Smith Board believe there is a compelling strategic and financial rationale for the Combination as it would be expected to:

•	create a truly global leader in sustainable packaging solutions, focused on the attractive and growing North American and European regions;

•	strengthen customer value proposition through enhanced offerings, innovation and geographic reach;

•	create the opportunity to optimise the mill network, supply chains and freight costs;

•	combine the expertise of two experienced and innovative management teams to accelerate innovative sustainable solutions and products for all customers; and

•	drive substantial and achievable synergies through global scale and optimisation.

•	The International Paper Board believes the Combination would be expected to:

•	deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date;

•

increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date; and

•	result in a Combined Company with a strong balance sheet that is expected to maintain International Paper’s current credit rating.

Dividends

•

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

Recommendations

•

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing their advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove have taken into account the commercial assessments of the DS Smith Directors.

•

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as the DS Smith Directors have irrevocably undertaken to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024 (being the last practicable date prior to this Announcement).

•

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

Combination details and timing

•

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if International Paper so elects, an Offer). The Combination is conditional on, among other things: (i) the approval of DS Smith Shareholders at the Court Meeting and the passing of the resolutions by DS Smith Shareholders at the DS Smith General Meeting; (ii) the sanction of the Scheme by the Court; (iii) the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities; (iv) the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting; (v) confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and (vi) acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

•

The Combination is expected to become Effective in the fourth quarter of 2024, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this Announcement. An expected timetable of principal events will be included in the Scheme Document.

•

Further details of the Combination will be contained in the Scheme Document which is intended to be published along with notices of the Court Meeting and General Meeting and the Forms of Proxy in the third quarter of 2024 and at or around the same time as the mailing of the International Paper Proxy Statement. The extended period until publication of such documentation in relation to the Combination has been agreed with the Panel and is to allow DS Smith’s full year financial results for the year ending 30 April 2024 to be included in such documentation to be sent to DS Smith Shareholders and International Paper Shareholders. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

•	Commenting on the Combination, Mark S. Sutton, Chairman and Chief Executive Officer of International Paper, said:

“Combining with DS Smith is a logical next step in International Paper’s strategy to drive profitable growth by strengthening our global packaging business. DS Smith is a leader in packaging solutions with an extensive reach across Europe, which complements International Paper’s capabilities and will accelerate growth through innovation and sustainability. We are confident this combination will drive significant value for our employees, customers, and shareholders.”

•	Also commenting, Andrew K. Silvernail, CEO-Elect of International Paper, said:

“Bringing together the capabilities and expertise of both companies will create a winning position in renewable packaging across Europe, while also enhancing International Paper’s North American business. I firmly believe this strategic combination offers a unique and highly compelling opportunity to create tremendous shareholder value. I am also committed to working with the teams to deliver the expected synergies, along with the ongoing profit improvement initiatives across the International Paper portfolio.”

•	Commenting on the Combination, Geoff Drabble, Chair of DS Smith, said:

“The Board believes the combination with International Paper represents attractive value and creates a strong investment proposition for DS Smith shareholders in the global sustainable packaging industry.

DS Smith is a high quality business with an excellent customer focus and exceptional people—this is recognised by this combination with International Paper and the strong interest in DS Smith.”

•	Commenting on the Combination, Miles Roberts, Group Chief Executive of DS Smith, said:

“The combination with International Paper is an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America. It combines two focused and complementary businesses.

DS Smith has grown significantly through a dedication to customers, focus on innovation, quality of packaging and high levels of service. In a dynamic sustainable packaging landscape, the combination will enhance our global proposition to customers, create opportunities for colleagues and drive value for shareholders who can remain fully invested in such an exciting business.

I am proud of all that DS Smith has achieved to date and am sure that the business will continue to flourish as part of a combined group with International Paper due to the capability and continued commitment of our colleagues.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Combination is subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Combination that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Combination. Appendix V contains definitions of terms used in this Announcement.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

International Paper investor and media calls

Investor Webcast

International Paper will host a webcast today at 1:00 p.m. GMT/8:00 a.m. ET/7:00 a.m. CT. All interested parties are invited to listen to the webcast via International Paper’s website at http://www.internationalpaper.com by clicking on the Investors tab and going to the Events & Presentations page. An investor presentation will also be filed and available on the investor relations page. A replay of the webcast will be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial (844) 291-6360 and outside the U.S. +1 (234) 720-6993, and ask to be connected to the International Paper Investor Call. The conference ID number is 7865078. An audio-only replay will be available for four weeks following the call. To access the replay, dial (866) 207-1041 or +1 402-970-0847 and when prompted for the conference ID, enter 9511554.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles
Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich Hayley Cook Kate Gorgi

James Murgatroyd Gordon Simpson Edward Treadwell	+44 20 7251 3801

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

Merrill Lynch International (“BofA Securities”), which is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove) (“J.P. Morgan Cazenove”) which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the US to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act, and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non-

US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein. US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectations and projections with respect to the financial condition, results of operations and business of International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “can”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of International Paper’s or DS Smith’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on International Paper’s or DS Smith’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 and filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls, Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International

Paper’s directors and executive officers is contained in: (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK) - calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

16 April 2024

RECOMMENDED ALL-SHARE COMBINATION

of

DS SMITH PLC

by

INTERNATIONAL PAPER COMPANY

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of International Paper and DS Smith are pleased to announce that they have reached agreement on the terms of a recommended acquisition by International Paper of the entire issued and to be issued share capital of DS Smith. It is intended that the Combination be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Combination

Under the terms of the Combination, DS Smith Shareholders will be entitled to receive:

for each DS Smith Share    0.1285 New International Paper Shares

•

The terms of the Combination value each DS Smith Share at 415 pence per share based on the closing International Paper share price of $40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper.

•	The Offer Value implies DS Smith’s issued and to be issued share capital is valued at approximately £5.8 billion on a fully diluted basis and DS Smith’s enterprise value at approximately £7.8 billion.

•	Upon completion of the Combination, DS Smith Shareholders will own approximately 33.7 per cent. and International Paper Shareholders will own approximately 66.3 per cent. of the Combined Company.

•	The Offer Value represents a premium of approximately:

•	47.7 per cent. to the Closing Price per DS Smith Share of 281 pence on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced);

•

42.2 per cent. to the volume weighted average Closing Price per DS Smith Share of 292 pence for the three months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced); and

•

43.0 per cent. to the volume weighted average Closing Price per DS Smith Share of 290 pence for the six months ended on 7 February 2024 (being the last Business Day prior to the date the Offer Period commenced).

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto.

International Paper and DS Smith have agreed certain arrangements with regard to the payment of dividends and other distributions and returns of capital prior to the Effective Date which are in accordance with the existing dividend policies of both International Paper and DS Smith. DS Smith is permitted to declare interim and final dividends for the financial years ended on 30 April 2024 and 30 April 2025 in accordance with its dividend policy and subject to agreed caps of: (i) 12.0 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2024; (ii) 6.2 pence per DS Smith Share for any interim dividend in respect of the financial year ended on 30 April 2025; and (iii) 12.3 pence per DS Smith Share for any final dividend in respect of the financial year ended on 30 April 2025. International Paper is permitted to declare quarterly dividends for the financial year ended on 31 December 2024 and for the first two quarters of the financial year ended on 31 December 2025 in accordance with its dividend policy and subject to an agreed cap of 46.25 cents per International Paper Share per quarter. Any other dividends, distributions or returns of capital made by International Paper or DS Smith may result in a reduction of the International Paper share consideration or an equalising dividend being paid by either International Paper or DS Smith (as applicable). Further details on dividend arrangements are more fully summarised in Section 13 (Dividends) of this Announcement.

3.	Background to and reasons for the Combination

International Paper is a leading producer of renewable fibre-based packaging and pulp products. Its vision is to be among the most successful, sustainable, and responsible companies in the world, benefitting from advantaged positions in attractive markets to deliver strong and consistent shareholder value.

A combination with DS Smith would be fully aligned with International Paper’s disciplined M&A strategy to accelerate long-term success and growth, by not only increasing its capabilities in Europe, but also giving International Paper exposure to the attractive boxes segment.

The International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

Specifically, the International Paper Board believes that the Combination will result in the following:

Creation of a truly global sustainable packaging solutions leader with enhanced scale and improved positions in attractive and growing markets

The Combination would bring together two complementary businesses to create a truly global sustainable packaging solutions leader, with industry leading positions in two of the most attractive geographies of Europe and North America. The Combined Company’s focus on sustainable packaging will make it well positioned to serve a broad set of customers across a wide range of attractive and growing end-markets.

The Combined Company would be an international corrugated packaging business (approximately 90 per cent. of the Combined Company’s sales) of scale capable of better serving both International Paper’s and DS Smith’s core customers. It will significantly improve the combined corrugated packaging business in Europe with greater customer offerings and present an opportunity to develop DS Smith’s strong legacy in sustainability with International Paper’s global customers.

The Combined Company would also benefit from complementary customer positions, within and across regions, and sharing of best practices, together with development of innovative value-add products. This would result in enhancing value creating solutions, including in attractive fast-moving consumer goods and e-commerce segments.

As a result of the Combination, International Paper will have an increasingly global, stronger, more diversified business, better able to manage the inherent demand volatility that faces the packaging industry.

Strong operational fit and complementary nature of operations should enable a successful integration and stronger operational and financial profile

The complementary nature of International Paper’s and DS Smith’s operations creates the opportunity to integrate the mill and box networks, balance the paper positions and optimise the supply chains of the respective companies in Europe and the US, leading to a Combined Company with more stable growth and earnings. Upon completion of the Combination, the management of the Combined Company would be positioned to drive a best-in-class integration, as both companies are highly complementary, and accelerate profitable growth.

The Combination would create a leading European business with pro-forma sales of ~$28.2bn, transforming International Paper’s European footprint. The complementary nature of operations and possibility to integrate DS Smith’s box and mills with International Paper’s mills network, as well as the possibility of enhancing offerings to its customers, would positively impact the Combined Company’s financial performance.

The Combination would also improve the efficiency of International Paper’s core operations in North America with the integration of DS Smith’s complementary US business.

The Combined Company would have improved capabilities and be better positioned to pursue its strategy to be a truly global sustainable packaging solutions leader.

Finally, the Combination would also combine the capabilities and expertise of two experienced and innovative management teams to further accelerate innovative sustainable solutions and advance the circular economy.

4.	Financial Benefits of the Combination

As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.

This statement constitutes a “Quantified Financial Benefits Statement” under Rule 28.1(a) of the Code. In International Paper’s update announcement dated 4 April 2024, reports were provided from International Paper’s reporting accountant, Deloitte, and its financial adviser, BofA Securities, in connection with the anticipated Quantified Financial Benefits Statement, as required pursuant to Rule 28.1(a) of the Code, alongside underlying information and bases of calculation for the anticipated quantified financial benefits of the Combination. References in this Announcement to the Quantified Financial Benefits Statement should be read in conjunction with the above-mentioned reports. Each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

The International Paper Board believes these synergies would contribute to significant value creation for both DS Smith and International Paper shareholders. The Combination is expected to increase International Paper’s margins and to be earnings per share (EPS) accretive in year one. Return on invested capital (ROIC) from the Combination is expected to exceed International Paper’s weighted average cost of capital (WACC) by the end of the third year following the Effective Date.

These statements are not intended as a profit forecast or profit estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for International Paper or DS Smith for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for International Paper or DS Smith.

5.	Recommendations

The DS Smith Directors, who have been so advised by Goldman Sachs International, Citi and J.P. Morgan Cazenove as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing its advice to the DS Smith Directors, each of Goldman Sachs International, Citi and J.P. Morgan Cazenove has taken into account the commercial assessments of the DS Smith Directors.

Accordingly, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as they have irrevocably committed to do in respect of their entire beneficial holdings of 885,191 DS Smith Shares, representing approximately 0.06 per cent. of DS Smith’s issued share capital as at 15 April 2024, being the last practicable date prior to this Announcement.

The International Paper Directors have unanimously approved the Combination and intend to recommend that International Paper Shareholders vote in favour of the issuance of the New International Paper Shares in connection with the Combination. BofA Securities has acted as financial adviser to the International Paper Directors in relation to the Combination.

6.	Background to and reasons for the recommendation

DS Smith’s current strategic position

DS Smith is a leading provider of sustainable fibre-based packaging solutions across Europe and North America, supported by its recycling and paper-making operations. With an established heritage in the box-making business of over 80 years, DS Smith has a strong reputation based on dedication to customers, focus on innovation, quality of packaging and consistent security of supply. DS Smith has grown rapidly in scale and capabilities through a clear strategy and targeted investment.

The growth and development of the business has included acquisitions and disposals, as well as organic investment to align its offering with its customers’ needs. Partnering with its predominantly fast-moving consumer goods (FMCG) customer base as a leading supplier of innovative sustainable packaging solutions has allowed DS Smith to deliver the scale, quality and innovation to drive the transition to a circular economy and to support customers’ efficiency needs and sustainability agendas. DS Smith now operates in 34 countries across Europe and North America, employing around 30,000 people and playing a central role in the value chain across many sectors, including FMCG, industrials and e-commerce, and serving many of the world’s biggest brands in these sectors and markets.

The DS Smith Board remains fully confident in the long-term growth drivers of the global corrugated packaging market and believes that DS Smith’s industry position, clear strategy, strong operational performance and financial position will continue to create significant value for shareholders.

Context for assessing the Combination

While the DS Smith Board did not solicit an offer for DS Smith, the DS Smith Board regularly considers all options for creating shareholder value in the context of a dynamic sustainable packaging landscape. In contemplating the merits of potential strategic combinations for shareholders, the DS Smith Board has considered a number of factors including:

•	exposure to structural growth and consolidation trends in sustainable packaging;

•	presence across key geographic markets in which customers operate, with the ability to deliver consistent, robust service, innovation and supply;

•	focus on serving global customers, in particular in FMCG, through service and innovation;

•	opportunity for significant value creation from synergies across cost efficiencies, capex savings and revenue benefits;

•	strong balance sheet and cash flow profile to provide financial resilience and flexibility to continue investment in growth through the cycle;

•	commitment to the circular economy and sustainability as a key strategic driver for the business; and

•	ability of the combined entity to deliver long-term shareholder value.

Basis for recommending the Combination to DS Smith Shareholders

DS Smith has recently received proposals from both International Paper and Mondi plc (“Mondi”) regarding a combination with DS Smith through possible all share offers by International Paper and Mondi respectively for DS Smith. A combination with either of International Paper or Mondi addresses a number of the factors set out above and would deliver a compelling strategic, industrial and financial rationale for a combination with DS Smith.

International Paper is now in the position to make a firm offer for DS Smith. In assessing the proposal received from International Paper, the DS Smith Board has given consideration to the proposed financial terms of the Combination and the anticipated strategic and financial benefits (including synergies) that are expected to be delivered. Amongst other factors, the DS Smith Board has focused on both the near term and longer term value that the Combination is expected to deliver to DS Smith Shareholders as well as the implications for all of DS Smith’s stakeholders.

The Combination with International Paper represents an attractive opportunity to create a truly international sustainable packaging solutions leader that is well positioned in attractive and growing markets across Europe and North America.

The DS Smith Board believes that the Combination is based on a compelling strategic, industrial and financial rationale which includes:

•	combining two focused fibre-based corrugated packaging solutions businesses with a clear, aligned strategic focus and vision;

•	strengthening DS Smith’s European business with the additional scale in paper and packaging of International Paper in the US and Europe bringing greater capacity to service customer needs;

•	enhancing the position of the combined International Paper and DS Smith business in North America;

•

creating the opportunity to drive best practice learnings across a wider network of assets, integrate the mill and box networks, and optimise the supply chains of the Combined Company in both Europe and North America;

•	unlocking meaningful cost synergies as well as capex savings and revenue opportunities for the Combined Company;

•	enhancing the global proposition to existing and prospective customers across Europe and North America, in particular in the FMCG sector, to provide innovative and value add packaging solutions; and

•	resulting in a Combined Company with a strong balance sheet, solid investment grade credit rating, and strong and attractive cash flow profile.

In considering the terms of the Combination and determining whether they reflected an appropriate valuation of DS Smith and its future prospects, the DS Smith Directors took into account a number of factors, including:

•

the terms of the Combination represent a value of 415 pence and a premium of 47.7 per cent. to DS Smith’s undisturbed share price of 281 pence on 7 February 2024 (being the day prior to the commencement of the Offer Period), based on International Paper’s share price of $40.85 at close of business on 25 March 2024;

•

that consideration in New International Paper Shares provides DS Smith Shareholders with the ability to remain fully invested in the Combined Company through DS Smith Shareholders owning approximately 33.7 per cent. of the Combined Company;

•

the opportunity for DS Smith Shareholders to participate in the anticipated value creation from the substantial expected synergies which are expected to be delivered through the Combination and accrue to shareholders of the Combined Company; and

•

that the secondary listing of International Paper Shares on the London Stock Exchange will help facilitate current DS Smith Shareholders to remain invested in the Combined Company alongside some potential benefits of a primary listing on the New York Stock Exchange upon completion of the Combination.

In considering the Combination, the DS Smith Directors have taken into account International Paper’s stated intentions for the business and its employees as set out in Section 3 (Background to and reasons for the Combination) and Section 11 (Management, employees, pensions, research and development, locations).

Following careful and thorough consideration of the financial terms of the Combination, the strategic rationale and anticipated financial benefits of the Combination, including the above factors, the DS Smith Directors intend to recommend unanimously that DS Smith Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the DS Smith General Meeting.

7.	Irrevocable undertakings

International Paper has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting from the DS Smith Directors, in respect of their entire beneficial holdings, amounting to 885,191 DS Smith Shares, in aggregate, representing approximately 0.06 per cent. of the issued share capital of DS Smith as at 15 April 2024, being the last practicable date prior to this Announcement.

Further details of these irrevocable undertakings are set out in Appendix III.

8.	DS Smith current trading update

Overall performance for the 2023/24 financial year to date has been resilient, despite the challenging economic environment. As expected, revenue in the year to date has declined against the prior year, predominantly driven by lower volumes and a reduction in packaging and paper prices. Packaging prices have been more resilient than expected, reflecting strong customer relationships, ongoing innovation and continued focus on high service levels.

Like-for-like corrugated box volume performance has improved during the year with declines in the first half partly offset by positive volume growth in the second half. Resilient pricing, together with lower raw material costs and operational efficiencies, have partly offset declines in volumes and prices, with performance for the 12 months to 30 April 2024 expected to be in line with management expectations.

9.	Information on DS Smith

DS Smith is a leading provider of sustainable paper-based packaging worldwide which is supported by recycling and papermaking operations, which are primarily based in Europe. It plays a central role in the value chain across sectors including e-commerce, FMCG and industrials. Through its purpose of ‘Redefining Packaging for a Changing World’ and its Now and Next sustainability strategy, DS Smith is committed to leading the transition to the circular economy, while delivering more circular solutions for its customers and wider society – replacing problem plastics, taking carbon out of supply chains and providing innovative recycling solutions. Its bespoke box-to-box in 14 days model, design capabilities and innovation strategy sit at the heart of this response. DS Smith operates in 34 countries employing around 30,000 people and is a Strategic Partner of the Ellen MacArthur Foundation.

10.	Information on International Paper

International Paper is a global producer of renewable fibre-based packaging and pulp products and one of the world’s largest recyclers, with established operations and presence primarily in North America. Headquartered in Memphis, Tennessee, International Paper employs approximately 40,000 employees globally, 33,000 of whom are in the United States. International Paper serves customers worldwide, with manufacturing operations in North America, Latin America, Europe and North Africa. Net sales for 2023 were $18.9 billion. International Paper is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. In the United States, as of 31 December 2023, International Paper operates 23 pulp and packaging mills, 162 converting and packaging plants, 16 recycling plants and three paper bag facilities. International Paper’s production facilities in Canada, Europe, North Africa and Latin America include four pulp and packaging mills, 37 converting and packaging plants, and two recycling plants. International Paper operates a packaging products distribution business principally through six branches in Asia.

11.	Management, employees, pensions, research and development, locations

International Paper’s intentions and strategic plans for DS Smith

As set out in Section 3 (Background to and reasons for the Combination) of this Announcement, the International Paper Board believes the Combination with DS Smith is financially attractive and represents a compelling opportunity to accelerate the delivery of International Paper’s strategy. The International Paper Board also believes the Combination will enhance the company’s profitable growth by expanding its capabilities and reach across Europe and by providing customers with an increased variety of choices and a superior portfolio of products across two continents.

International Paper intends to move quickly to combine International Paper’s and DS Smith’s existing businesses and, as soon as practicable following completion of the Combination, the Combined Company will initiate a detailed review of the operations, systems and functions of both businesses to assess how they can work most effectively and efficiently together.

This detailed review will provide the basis for an integration programme designed to minimise disruption to employees, customers, and suppliers whilst delivering the expected benefits of the Combination. In particular, it will inform the optimal design of the Combined Company’s target operating model (TOM), making the most of the expanded scale, footprint and capabilities the Combined Group will benefit from.

The initial focus of this review will be on potential cost savings through corporate and administration efficiencies, the potential impact of which on duplicative roles in corporate, head office and senior management positions across International Paper’s and DS Smith’s respective businesses is considered further below. The remaining aspects of the review will also focus on other potential back office savings.

During the period of this review, International Paper also intends to focus on its plan for the roll-out of measures expected to deliver growth and cost synergies, as further described in Section 3 (Background to and reasons for the Combination) of this Announcement. Whilst International Paper will seek to undertake as much of this planning work as it can prior to completion of the Combination, it will not be in a position to complete this work until after the Combination has completed.

Board and management team of the Combined Company

Upon completion of the Combination it is intended that International Paper’s Board will form the board of the Combined Company, and up to two DS Smith non-executive directors will be invited to join the board of directors of the Combined Company.

It is intended that International Paper’s incoming CEO, Andrew Silvernail, will become CEO of the Combined Company. It is further intended that the remainder of the International Paper leadership team will largely remain in place and, following an assessment of the needs of the Combined Company and the qualifications of DS Smith’s leadership team, certain of DS Smith’s current leadership team may also become part of the leadership team of the Combined Company.

It is also intended that DS Smith CEO Miles Roberts will join the Combined Company in a consultancy capacity for a period of up to two years. Further information on any such arrangements shall be set out in the Scheme Document.

Employees

International Paper believes that DS Smith employees will benefit from the increased opportunities offered by the Combined Company, as an industry leader in sustainable packaging solutions. These benefits are expected to include increased opportunities for training and development as well as further career path flexibility.

While no decisions have been taken, the synergy analysis carried out by International Paper to date has confirmed the potential to generate expected cost synergies for the Combined Company through corporate and administration efficiencies. Subject to a review of the requirements of the Combined Company after the Effective Date and any applicable employee information and consultation requirements, any administration efficiencies may involve headcount reduction in duplicative roles. Any such headcount reduction would be expected to focus on corporate, head office and senior management positions across its and DS Smith’s respective businesses. On a provisional basis, International Paper has identified approximately 400 roles across the Combined Company that appear to be duplicative (representing approximately 0.6 per cent. of the combined workforce). Any potential headcount reduction is subject to a review of the requirements of the Combined Company after the Effective Date and any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law.

Aside from any potential headcount reduction resulting from the review described above, International Paper does not intend that the Combination will result in substantial additional job losses (including in frontline operational roles) or mill or plant closures.

Following completion of the Combination, the existing contractual and statutory employment rights of International Paper and DS Smith employees will be fully safeguarded and observed in accordance with applicable law. Other than as described above, International Paper does not intend to make any material change in the employment of, or in the conditions of employment of, DS Smith employees (except any changes made in accordance with applicable law).

Pension schemes

International Paper does not intend to make any changes, unless required to do so by applicable law, to the agreed employer contributions into DS Smith’s existing defined benefit and defined contribution pension schemes (including with regard to current arrangements for the funding of any scheme deficit in the defined benefit pension scheme), the level of benefits for existing members or the admission of new members to such pension schemes following the Effective Date. International Paper notes the DS Smith Group Pension Scheme was closed to accrual in 2011.

International Paper has entered into discussions with the trustee of the DS Smith Group Pension Scheme, who has confirmed that, based on the information International Paper has provided to it so far, and the representations made by International Paper to it to date, it has no reason to believe that the Combination would have a material adverse effect on the employer covenant or likelihood of benefits being received. International Paper has also agreed to maintain an open dialogue with the trustee in relation to any future changes which might affect the covenant supporting the DS Smith Group Pension Scheme.

Innovation, research and development and fixed assets

International Paper is committed to being at the forefront of development within the industry, driving the pace of innovation through employing the best talent and committing meaningful investments to create and expand on future opportunities.

International Paper does not intend to make any changes to DS Smith’s innovation and research and development functions, including DS Smith’s global Research & Development (R&D) and Innovation Centre, ‘R8’, which is located in Birmingham in the UK.

International Paper does not envisage any redeployment of DS Smith’s existing material fixed assets.

Headquarters and locations

As part of the Combination, International Paper envisages that DS Smith’s North American manufacturing locations and International Paper’s European manufacturing locations would continue their respective operations. Though it is intended that the Combined Company would be headquartered and domiciled in Memphis, Tennessee, USA, at International Paper’s existing headquarters, International Paper intends to maintain key elements of DS Smith’s headquarters functions and is proposing to establish a European headquarters in London, United Kingdom, at DS Smith’s existing headquarters (subject to any required information and consultation with any impacted employees and/or their representatives in accordance with applicable law).

Plans for Secondary Listing

As part of the Combination, any New International Paper Shares issued to DS Smith Shareholders will be authorised for primary listing on the New York Stock Exchange. Subject to official notice of issuance, International Paper intends to seek a secondary listing of its shares on the London Stock Exchange.

Other items

The DS Smith Shares are currently admitted to the premium listing segment of the Official List and to trading on the Main Market of the London Stock Exchange and, as set out in Section 16 (De-listing, cancellation of trading and re-registration) below, before the Effective Date, an application shall be made to the FCA and the London Stock Exchange to cancel such admissions to listing and trading, to take effect on the Business Day following the

Effective Date. DS Smith is also expected to be re-registered as a private company on or after the Effective Date.

No statements in this Section 11 (Management, employees, pensions, research and development, locations) constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

12.	DS Smith Share Schemes

Participants in the DS Smith Share Schemes will be contacted regarding the effect of the Combination on their rights under the DS Smith Share Schemes, and appropriate proposals will be made to such participants in accordance with Rule 15 of the Code. Further details of such proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the DS Smith Share Schemes in due course.

Arrangements between International Paper and DS Smith management

Miles Roberts

International Paper has proposed that, following the completion of the Combination, Miles Roberts, currently Group Chief Executive of DS Smith, acts as a consultant to the Combined Company to support the integration to ensure continuity and with a view to realising the benefits of the Combination for both sets of shareholders. There have been no discussions regarding the terms of any such consultancy arrangement. Further information on any such arrangements shall be set out in the Scheme Document.

Richard Pike

In order to promote the retention of Richard Pike, currently Group Financial Director of DS Smith, through to the completion of the Combination, International Paper has agreed that it shall make a cash retention payment to Richard Pike of 100 per cent. of his base salary conditional on Richard Pike remaining employed with a member of the DS Smith Group or International Paper Group on, and not having resigned prior to, the Effective Date (the “CFO Retention Award”), as detailed in the Co-operation Agreement. The CFO Retention Award will be paid, conditional on completion of the Combination, within 30 days of the Effective Date or, if later, the day following the date on which DS Smith is delisted from the London Stock Exchange. The total value of the CFO Retention Award is £550,000.

As required by, and solely for the purposes of, Rule 16.2 of the Code, Goldman Sachs International has reviewed the terms of the CFO Retention Award together with other information deemed relevant and advised DS Smith that the CFO Retention Award is fair and reasonable. In providing its advice, Goldman Sachs International, has taken into account the commercial assessments of the DS Smith Directors. Goldman Sachs International is acting as the independent financial adviser to DS Smith for the purposes of Rule 3 of the Code.

13.	Dividends

International Paper and DS Smith have agreed that:

•	should the Effective Date be after the record date in respect of:

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2024 (any such dividend being a “DS Smith FY24 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY24 Final Dividend;

•

any interim dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Interim Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Interim Dividend; and

•

any final dividend by DS Smith in respect of the financial year ended on 30 April 2025 (any such dividend being a “DS Smith FY25 Final Dividend”), DS Smith Shareholders will be entitled to receive and retain the DS Smith FY25 Final Dividend, provided, in each case, that such dividend is in accordance with DS Smith’s dividend policy and does not exceed:

•	in respect of the DS Smith FY24 Final Dividend, an amount per DS Smith Share of not more than 12.0 pence;

•	in respect of the DS Smith FY25 Interim Dividend, an amount per DS Smith Share of not more than 6.2 pence; and

•	in respect of the DS Smith FY25 Final Dividend, an amount per DS Smith Share of not more than 12.3 pence,

(in each case, any such dividend, a “DS Smith Permitted Dividend”);

•	should the Effective Date be after the record date in respect of:

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q2 Dividend;

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q3 Dividend; and

•

any fourth quarter dividend by International Paper in respect of the financial year ended on 31 December 2024 (any such dividend being an “International Paper FY24 Q4 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY24 Q4 Dividend;

•

any first quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q1 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q1 Dividend;

•

any second quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q2 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q2 Dividend; and

•

any third quarter dividend by International Paper in respect of the financial year ended on 31 December 2025 (any such dividend being an “International Paper FY25 Q3 Dividend”), International Paper Shareholders will be entitled to receive and retain the International Paper FY25 Q3 Dividend, provided, in each case, that such quarterly dividend is in accordance with International Paper’s dividend policy and does not exceed:

•	in respect of the International Paper FY24 Q2 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q3 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY24 Q4 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q1 Dividend an amount per International Paper Share not more than 46.25 cents;

•	in respect of the International Paper FY25 Q2 Dividend an amount per International Paper Share not more than 46.25 cents; and

•	in respect of the International Paper FY25 Q3 Dividend an amount per International Paper Share not more than 46.25 cents,

(in each case, a “International Paper Permitted Dividend”);

•

if, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a DS Smith Permitted Dividend or a DS Smith Equalising Dividend (as defined below) (a “DS Smith Excluded Dividend”), International Paper shall be entitled to:

•

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

•

declare and pay an equalising dividend to International Paper Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (an “International Paper Equalising Dividend”); and

•

if, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the International Paper Shares other than an International Paper Permitted Dividend or an International Paper Equalising Dividend (an “International Paper Excluded Dividend”), DS Smith shall be entitled to declare and pay an equalising dividend to DS Smith Shareholders so as to reflect the value attributable to all or any part of such excess (in the case of an International Paper FY24 Q2 Dividend, an International Paper FY24 Q3 Dividend, an International Paper FY24 Q4 Dividend, International Paper FY25 Q1 Dividend, International Paper FY25 Q2 Dividend, International Paper FY25 Q3 Dividend or an International Paper Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate, without any consequential change to the consideration (a “DS Smith Equalising Dividend”).

14.	Combination-related arrangements

Confidentiality Agreement

International Paper and DS Smith entered into a confidentiality agreement on 27 February 2024 (the “Confidentiality Agreement”), pursuant to which they have each undertaken to keep confidential information relating to the other party and not to disclose it to third parties (with certain exceptions) unless required by law or regulation or permitted pursuant to limited carve-outs to the obligations of confidentiality. The Confidentiality Agreement also includes customary standstill and non-solicitation obligations applicable to both parties.

The confidentiality obligations will remain in force until the Combination becomes Effective or, in the event the Combination does not become Effective, until the date falling two years from the date of the Confidentiality Agreement.

Clean Team Agreement

On 27 March 2024, DS Smith and International Paper entered into a clean team agreement (the “Clean Team Agreement”), which sets out, among other things, how confidential information that is competitively sensitive can be disclosed, used or shared between DS Smith’s clean team individuals and/or external advisers retained by DS Smith and International Paper’s clean team individuals and/or external advisers retained by International Paper.

Joint Defense Agreement

On 27 March 2024, DS Smith, International Paper, Slaughter and May, Skadden, Arps, Slate, Meagher & Flom LLP, Sidley Austin LLP and Sullivan & Cromwell LLP entered into a joint defense agreement (the “Joint Defense Agreement”), the purpose of which is to ensure that the exchange and/or disclosure of certain materials between the parties, in particular in relation to the antitrust and regulatory workstreams, does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Co-operation Agreement

International Paper and DS Smith have entered into a Co-operation Agreement dated 16 April 2024 pursuant to which:

•

International Paper has agreed to take all actions as may be necessary or advisable to satisfy, or procure the satisfaction of, all regulatory clearances and authorisations as soon as reasonably practicable following the date of this Announcement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, provided that International Paper shall not be required to offer or accept any regulatory remedy that requires the disposal of any of its mills, plants or other assets located in the United States;

•

International Paper shall be responsible for determining the strategy for obtaining such regulatory clearances and authorisations after prior consultation with DS Smith and after having taken into account DS Smith’s views;

•	International Paper and DS Smith have agreed to certain customary undertakings to co-operate in relation to such regulatory clearances and authorisations; and

•

International Paper has agreed to provide DS Smith promptly with certain information as may be reasonably requested and is required for the Scheme Document, and DS Smith has agreed to provide International Paper promptly with certain information as may be reasonably requested and is required for the International Paper Proxy Statement and the International Paper prospectus in connection with Admission.

The Co-operation Agreement records the intention of International Paper and DS Smith to implement the Combination by way of the Scheme, subject to International Paper’s right to switch to an Offer in certain circumstances. International Paper and DS Smith have agreed to certain customary provisions if the Scheme should switch to an Offer.

The Co-operation Agreement also contains provisions that shall apply in respect of International Paper Shareholders’ and DS Smith Shareholders’ dividend entitlements and directors’ and officers’ insurance, as well as the DS Smith Share Schemes, other incentive arrangements and other employee-related matters (further details of which will be provided in the Scheme Document).

The Co-operation Agreement provides that International Paper will pay a break fee to DS Smith in the following amounts and circumstances (subject to certain exceptions and exclusions):

•	$220,527,460, if International Paper’s Board no longer recommends the Combination or if International Paper fails to hold its stockholders’ meeting prior to the Long Stop Date;

•	$147,018,306, if International Paper invokes any regulatory condition or any regulatory conditions have not been satisfied or waived by International Paper by the Long Stop Date; or

•	$73,509,153, if International Paper’s stockholders do not approve the resolutions required to implement the Combination at its stockholders’ meeting.

The Co-operation Agreement shall be terminated with immediate effect:

•	if International Paper and DS Smith so agree in writing;

•	upon service of notice by International Paper to DS Smith if the DS Smith Directors change their recommendation in respect of the Combination;

•

upon service of written notice by either International Paper or DS Smith to the other if: (i) a competing offer becomes effective or is declared or becomes unconditional; (ii) the Combination is withdrawn, terminates or lapses in accordance with its terms; (iii) prior to the Long Stop Date, International Paper invokes a Condition (in circumstances where invocation of the relevant Condition is permitted by the Panel); (iv) the Scheme is not approved at the Court Meeting, the resolutions to be proposed at the DS Smith General Meeting are not passed or the Court refuses to sanction the Scheme; (v) such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares, are not passed at the International Paper Shareholder Meeting; or (vi) unless otherwise agreed by International Paper and DS Smith in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date; or

•

upon service of notice by DS Smith to International Paper if: (i) International Paper makes an announcement prior to publication of the International Paper Proxy Statement that it will not convene the International Paper Shareholder Meeting or it intends not to file the International Paper Proxy Statement with the SEC or transmit it to International Paper Shareholders; (ii) the International Paper Proxy Statement does not include the International Paper Directors’ recommendation; or (iii) the International Paper Directors change their recommendation in respect of the Combination.

15.	Structure of the Combination

Scheme

It is intended that the Combination will be implemented by way of a Court-sanctioned scheme of arrangement between DS Smith and the DS Smith Shareholders under Part 26 of the Companies Act (although International Paper reserves the right to implement the Combination by means of an Offer, subject to the consent of the Panel).

The purpose of the Scheme is to provide for International Paper to become the ultimate owner of the entire issued and to be issued share capital of DS Smith. Pursuant to the Scheme, the DS Smith Shares will be transferred to International Paper in consideration for which the DS Smith Shareholders who are on DS Smith’s register of members at the Scheme Record Time will receive the New International Paper Shares on the basis set out in Section 2 (The Combination) of this Announcement.

Approval by Court Meeting and General Meeting

To become Effective, the Scheme requires, among other things:

(a)

satisfaction (or, where applicable, waiver) of the Conditions including the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearance from UK and Italian authorities;

(b)

approval by a majority in number of the DS Smith Shareholders who are present and vote, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75 per cent. in value of the DS Smith Shares (or the relevant class or classes thereof) voted by those DS Smith Shareholders;

(c)	approval of the requisite majority(ies) of the votes cast, either in person or by proxy, of the resolutions required to approve and implement the Scheme at the DS Smith General Meeting; and

(d)	sanction of the Scheme by the Court and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

Application to Court to sanction the Scheme

Once the approvals of the DS Smith Shareholders have been obtained at the Court Meeting and the DS Smith General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of a copy of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all DS Smith Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or DS Smith General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme Document will contain further information about the Combination and the notices of the Court Meeting and DS Smith General Meeting, together with the associated Forms of Proxy. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by DS Smith Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the Listing Rules.

It is expected that the Scheme Document will be published and sent to DS Smith Shareholders and, for information only, to participants in the DS Smith Share Schemes as soon as practicable and at or around the same time as the mailing of the International Paper Proxy Statement.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, International Paper expects the Combination will become Effective in the fourth quarter of 2024.

Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com.

Conditions to the Combination

The Combination will be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Amongst others, the Conditions include:

•

the receipt of merger control and regulatory clearances, including from the European Commission and US authorities and the receipt of foreign direct investment clearances from UK and Italian authorities;

•

the issuance of the New International Paper Shares in connection with the Combination being duly approved by the affirmative vote of the majority of the votes cast at the International Paper Shareholder Meeting;

•

confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•

acknowledgement having been received by International Paper that the application for Admission has been approved and the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

The Conditions set out in paragraphs 1 and 2 of Appendix I to this Announcement provide that the Scheme will lapse, and the Combination shall not proceed (unless the Panel otherwise consents) if:

(a)	the Scheme does not become Effective by 11.59 p.m. on the Long Stop Date;

(b)

the Court Meeting is not held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow);

(c)

the DS Smith General Meeting is not held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow); or

(d)

the Scheme is not sanctioned on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between International Paper and DS Smith and the Court may allow) and a copy of the Court Order is not delivered to the Registrar of Companies, and such deadlines are not waived by International Paper or otherwise extended by agreement between International Paper, DS Smith, the Panel and the Court.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

16.	De-listing, cancellation of trading and re-registration

Prior to the Scheme becoming Effective, a request will be made by DS Smith to the London Stock Exchange to cancel the admission to trading in DS Smith Shares on its Main Market for listed securities to take effect on, or shortly after, the Effective Date and the FCA will be requested to cancel the listing of the DS Smith Shares from the Official List on, or shortly after, the Effective Date.

On the Effective Date, share certificates in respect of DS Smith Shares will cease to be valid (and should be destroyed) and entitlements to DS Smith Shares held within the CREST system will be cancelled.

As soon as practicable after the Effective Date and after the cancellation of the admission to trading in DS Smith Shares on the London Stock Exchange’s Main Market for listed securities and the cancellation of the listing of the DS Smith Shares on the Official List, it is intended that DS Smith will be re-registered as a private limited company under the relevant provisions of the Companies Act.

In addition, the New International Paper Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance and International Paper will seek a secondary listing of the International Paper Shares on the London Stock Exchange (on the equity shares (international commercial companies secondary listing) category of the Official List or, if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 published by the FCA in February 2024 have not come into force on or before the Effective Date, the standard segment of the Official List).

17.	Disclosure of interests in DS Smith

As at the close of business on 15 April 2024 (being the last practicable date prior to this Announcement), save for: (i) the disclosures in this Section 17; and (ii) the Irrevocable Undertakings referred to in Section 7, none of International Paper or any of its directors or, so far as International Paper is aware, any person acting, or deemed to be acting, in concert with International Paper had:

•	any interest in, or right to subscribe for, relevant securities of DS Smith;

•

any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of DS Smith;

•	procured an irrevocable commitment or letter of intent to accept the terms of the Combination in respect of relevant securities of DS Smith; or

•	borrowed or lent any DS Smith Shares.

Furthermore, no dealing arrangement (of the kind referred to in Note 11 of the definition of “acting in concert” in the Code) exists between International Paper or DS Smith or any person acting in concert with International Paper or DS Smith in relation to DS Smith Shares.

18.	Fractional entitlements

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

19.	Rule 2.9 disclosures

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had 1,378,589,050 ordinary shares of 10 pence each in issue admitted to trading on the Main Market of the London Stock Exchange. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last Business Day before this Announcement, it had in issue and listed on the New York Stock Exchange 448,916,502 shares of common stock, which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

20.	General

The Combination will be subject to the Conditions and other terms set out in Appendix I and to be set out in the Scheme Document.

BofA Securities, Goldman Sachs International, Citi and J.P. Morgan Cazenove have each given and not withdrawn their consent to the publication of this Announcement with the inclusion of their names in the form and context in which they appear.

21.	Documents available on a website

Subject to certain restrictions relating to persons in Restricted Jurisdictions, copies of the following documents will, by no later than 12 noon on the Business Day following the date of this Announcement, be made available on International Paper’s website at www.internationalpaper.com and DS Smith’s website at www.dssmith.com (as applicable) until the end of the Offer Period:

(a)	this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Co-operation Agreement;

(d)	the Irrevocable Undertakings;

(e)	the Clean Team Agreement;

(f)	the Joint Defense Agreement;

(g)	consent letters from each of BofA Securities, Goldman Sachs International, Citi, J.P. Morgan Cazenove; and

(h)

a letter from Deloitte confirming that its report in connection with the Quantified Financial Benefits Statement (as referred to in Appendix IV) continues to apply, as required by Rule 27.2(d) of the Code.

Neither the contents of International Paper’s website or the contents of DS Smith’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

International Paper	+1 901 419 1731
Mark Nellessen
Jessica Seidner

BofA Securities (Sole financial adviser to International Paper)	+44 20 7628 1000
Luca Ferrari
Geoff Iles
Antonia Rowan
Tom Brown

FGS Global (PR adviser to International Paper)	+1 212 687 8080
Robin Weinberg
Kelsey Markovich
Hayley Cook

James Murgatroyd	+44 20 7251 3801
Gordon Simpson
Edward Treadwell

DS Smith Plc	+44 (0) 20 7756 1800
Hugo Fisher, Group Investor Relations Director
Anjali Kotak, Investor Relations Director

Goldman Sachs International (Financial adviser to DS Smith)	+44 (0) 20 7774 1000
Anthony Gutman
Nick Harper
Warren Stables

Citi (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7986 4000
Andrew Seaton
Alex de Souza
Christopher Wren

J.P. Morgan Cazenove (Financial adviser and corporate broker to DS Smith)	+44 (0) 20 7742 4000
Charlie Jacobs
Richard Walsh
Jonty Edwards

Brunswick Group (PR adviser to DS Smith)	+44 (0) 20 7404 5959
Simon Sporborg
Dan Roberts

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to International Paper in connection with the Combination. Sidley Austin LLP is acting as US antitrust legal adviser to International Paper in connection with the Combination. Slaughter and May is acting as legal adviser to DS Smith in connection with the Combination. Sullivan & Cromwell LLP is acting as US legal adviser to DS Smith in connection with the Combination.

Disclaimers

BofA Securities, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for DS Smith and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Goldman Sachs International, or for providing advice in connection with the matters referred to in this Announcement.

Citi, which is authorised by the PRA and regulated in the UK by the FCA and the PRA, is acting exclusively for DS Smith and for no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of Citi nor for providing advice in connection with the matters referred to in this Announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise.

J.P. Morgan Cazenove, which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting as financial adviser exclusively for DS Smith and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than DS Smith for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in relation to the matters set out in this Announcement or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities and its affiliates and J.P. Morgan Cazenove and its affiliates will continue to act as exempt principal trader in DS Smith securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Combination or otherwise.

The Combination will be subject to English law and to the applicable requirements of the Code, the Panel, the Listing Rules, the London Stock Exchange and the FCA.

The Combination will be made solely by the Scheme Document, which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Combination should be made solely on the basis of the Scheme Document. DS Smith Shareholders are advised to read the formal documentation in relation to the Combination carefully once it has been published. Each DS Smith Shareholder is urged to consult their independent professional adviser regarding the tax consequences of the Combination.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their DS Smith Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this Announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Combination.

If the Combination is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to DS Smith Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Additional information for US investors in DS Smith

The Combination relates to the shares of an English company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Combination, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Combination and the Scheme will be subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company incorporated in the UK and listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer and determines to extend the Offer into the United States, the Combination will be made in compliance with applicable US laws and regulations.

The New International Paper Shares to be issued pursuant to the Combination have not been registered under the US Securities Act and may not be offered or sold in the US absent registration or an applicable exemption from the registration requirements of the US Securities Act. The New International Paper Shares to be issued pursuant to the Combination will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, International Paper exercises its right to implement the Combination by way of an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New International Paper Shares. In this event, DS Smith Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to International Paper’s contact for enquiries identified above.

Neither the SEC nor any US state securities commission has approved or disapproved of the New International Paper Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This Announcement contains, and the Scheme Document will contain certain unaudited financial information relating to DS Smith that has been prepared in accordance with the accounting standards applicable in the UK and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. US generally accepted accounting principles differ in certain significant respects from accounting standards applicable in the UK.

It may be difficult for US DS Smith Shareholders to enforce their rights and any claim arising out of the US federal securities laws against DS Smith or its directors or officers, because DS Smith is incorporated under the laws of England and Wales, some or all of DS Smith’s assets are or may be located in non-US jurisdictions, and some or all of its officers and directors are residents of a non-US country. US DS Smith Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US DS Smith Shareholders also should be aware that the Combination may have tax consequences for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws, and, that such consequences, if any, are not described herein, US DS Smith Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Combination.

Forward Looking Statements

This Announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s and DS Smith’s current expectation and projections with respect to the financial condition, results of operations and business of International Paper, DS Smith and certain plans and objectives of International Paper, DS Smith and the Combined Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper and DS Smith in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the Combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the Combination; (iii) adverse effects on the market price of DS Smith’s or International Paper’s operating results including because of a failure to complete the Combination; (iv) the effect of the announcement or pendency of the Combination on DS Smith’s or International Paper’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper Group or the DS Smith Group; and (vii) the effects of government regulation on the business of the International Paper Group or the DS Smith Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the SEC contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New International Paper Shares in respect of the Combination. In connection with the foregoing proposed issuance of the New International Paper Shares, International Paper expects to file the International Paper Proxy Statement. To the extent the Combination is effected as a scheme of arrangement under English law, the issuance of the New International Paper Shares in connection with the Combination would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that International Paper determines to conduct the Combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, International Paper expects to file a registration statement with the SEC containing a prospectus with respect to the New International Paper Shares that would be issued in the Combination. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE INTERNATIONAL PAPER PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE INTERNATIONAL PAPER PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the International Paper Proxy Statement, the Scheme Document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of the International Paper Board, as well as Mark S. Sutton, Chief Executive Officer and Chairman of the International Paper Board and Timothy S. Nicholls and Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the Combination, including the proposed issuance of New International Paper Shares. Information regarding International Paper’s directors and executive officers is contained in; (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended 31 December 2023 of International Paper, which was filed with the SEC on 16 February 2024; and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on 2 April 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the International Paper Proxy Statement relating to the Combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for International Paper or DS Smith, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for International Paper or DS Smith, respectively.

Quantified Financial Benefits Statement

Statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper or DS Smith for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of International Paper and the International Paper Directors.

Right to switch to an Offer

International Paper reserves the right to elect to implement the Combination by way of an Offer for the entire issued and to be issued share capital of DS Smith as an alternative to the Scheme (subject to the consent of the Panel and the terms of the Co-operation Agreement). In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments, in accordance with the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.internationalpaper.com and at www.dssmith.com and by no later than 12 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

DS Smith Shareholders and persons with information rights may request a hard copy of this Announcement by contacting DS Smith’s registrar, Equiniti, by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK)—calls may be recorded and monitored for training and security purposes. A person so entitled may also request that all future documents, announcements and information in relation to the Combination be sent to them in hard copy form.

Information relating to DS Smith Shareholders

Addresses, electronic addresses and certain other information provided by DS Smith Shareholders, persons with information rights and other relevant persons for the receipt of communications from DS Smith may be provided to International Paper during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, DS Smith confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 1,378,589,050 ordinary shares of 10 pence each. The International Securities Identification Number (ISIN) for DS Smith Shares is GB0008220112.

In accordance with Rule 2.9 of the Code, International Paper confirms that, as at the close of business on 15 April 2024, being the last practicable date prior to this Announcement, it had in issue 448,916,502 shares of common stock which includes 101,593,422 held in treasury. The International Securities Identification Number (ISIN) for International Paper Shares is US4601461035.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE COMBINATION

Part A

Conditions to the Combination

1.	The Combination will be conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)	(i)

its approval by a majority in number representing not less than 75 per cent. in value of the DS Smith Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(ii)

the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow);

(b)	(i)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the DS Smith General Meeting or at any adjournment of that meeting; and

(ii)

the DS Smith General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the DS Smith General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow); and

(c)	(i)

the sanction of the Scheme by the Court (with or without modification (but subject to any such modification being acceptable to International Paper and DS Smith)) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)

the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as International Paper and DS Smith may agree and the Court may allow).

Other Conditions

3.

The Combination will also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law and regulatory approvals

European Commission

(a)

insofar as the Combination constitutes, or is deemed to constitute, a concentration with a Union dimension within the meaning of the EU Merger Regulation, or, following a request pursuant to Article 22(1) of the EU Merger Regulation, the European Commission decides (or is deemed to have decided) that it shall examine the Combination pursuant to Article 22(3) of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), the European Commission:

(i)

issuing a decision under Articles 6(1)(b), 6(2), 8(1), or 8(2) of the EU Merger Regulation declaring the Combination compatible with the internal market (or having been deemed to do so pursuant to Article 10(6) of the EU Merger Regulation); or

(ii)

issuing a decision to refer (or being deemed to have taken a decision to refer) the Combination in whole or in part to the competent authorities of one or more Member States of the European Union under Articles 4 or 9 of the EU Merger Regulation and

(A)	each such authority issuing a decision with equivalent effect to that in Condition 3(a)(i) with respect to those parts of the Combination referred to it; and

(B)	where applicable, the European Commission issuing a decision as referred to in Condition 3(a)(i) with respect to any part of the Combination retained by it;

United States of America

(b)

all applicable notifications and filings having been made and any applicable waiting periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) under the Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Combination and any commitment or agreement with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or to otherwise not consummate the Combination shall have expired, lapsed or been terminated;

EU Foreign Subsidies Regulation

(c)

insofar as the Combination constitutes a notifiable concentration pursuant to Article 20(3) or Article 21(5) of the EU Foreign Subsidies Regulation (Regulation (EU) No. 2022/2560) (the “EU Foreign Subsidies Regulation”):

(i)	the European Commission:

(A)	informing International Paper and DS Smith or declaring that it is closing its preliminary review of the Combination pursuant to Article 10(4) of the EU Foreign Subsidies Regulation;

(B)

not initiating an in-depth investigation of the Combination within 25 working days after receipt of the complete notification, calculated in accordance with Article 24 of the EU Foreign Subsidies Regulation (including any suspension of the relevant time period pursuant to Article 24(5));

(C)

not adopting a decision specified in Article 25(3) of the EU Foreign Subsidies Regulation within the time period specified in Article 25(4) thereof, following an in-depth investigation of the Combination;

(D)	issuing a no objection decision pursuant to Article 11(4) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination; or

(E)	issuing a decision with commitments pursuant to Article 11(3) of the EU Foreign Subsidies Regulation following an in-depth investigation of the Combination.

Foreign direct investment clearances

(d)	United Kingdom:

(i)

if the Combination is a notifiable acquisition under the NSI Act, the requisite notification having been made and the Secretary of State confirming that no further action will be taken under the NSI Act in relation to the Combination or making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(ii)

if, prior to the date on which all other Conditions are satisfied or waived, the Secretary of State issues a call-in notice within the meaning of the NSI Act in relation to the Combination, the Secretary of State: (A) confirming that no further action will be taken under the NSI Act in relation to the Combination; or (B) making a final order under the NSI Act in respect of the Combination, the provisions of which allow the Combination to proceed;

(e)	Italy:

(i)

approval having been received under Law Decree No. 21 dated March 15, 2012 (passed by Italian Law No. 56 dated May 11, 2012, as subsequently amended and enacted, together with all connected or subordinated implementing decrees and regulations in force) (the “Golden Power Regulation”), or expiration of the applicable waiting periods or the relevant review period, or a confirmation that the Combination does not require approval under the Golden Power Regulation, whichever occurs first;

International Paper Shareholder Approval

(f)

the passing at the International Paper Shareholder Meeting of such resolution or resolutions as are necessary to approve, effect and implement the Combination, including to authorise the creation, allotment and issue of the New International Paper Shares;

Listing on the New York Stock Exchange, effectiveness of registration

(g)	confirmation having been received by International Paper that the New International Paper Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

(h)

in the event that the Combination is implemented by way of an Offer, absent an available exemption from the registration requirements of the US Securities Act, International Paper’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of International Paper’s registration statement having been initiated by the SEC and International Paper having received all necessary US state securities law or blue sky authorisations;

Listing on the London Stock Exchange

(i)	(i)	the FCA having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the International Paper Shares to:

(A)

if the reforms to the Listing Rules contemplated by the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024 (the “Draft UK Listing Rules Instrument 2024”) have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or

(B)

if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000),

has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied; and

(ii)

the London Stock Exchange having acknowledged to International Paper or its agent (and such acknowledgement not having been withdrawn) that the International Paper Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange;

General third-party clearances

(j)	(i)

if and to the extent that any or all of Conditions (a) to (e) (inclusive) are waived or are not invoked by International Paper, all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals from the authorities referred to in Conditions (a) to (e) (inclusive) (for the purposes of this Condition (j) each a “Clearance”) including, without limitation, any Clearance in connection with any “phase 2” or similar “in depth” review by any of the authorities referred to in Conditions (a) to (e) (inclusive) having been obtained; and

(ii)

any other clearance reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination (including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group) having been obtained, in each case all such clearances remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise Effective;

(k)

the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination) arising as a result of or in connection with the Combination including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, DS Smith by International Paper or any member of the Wider International Paper Group;

(l)

in addition to the competition law and regulatory approvals referred to in Conditions (a) – (e) above, all necessary filings or applications having been made in connection with the Combination and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Combination or the acquisition by any member of the Wider International Paper Group of any shares or other securities in, or control of, DS Smith and all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals reasonably deemed necessary by International Paper or any member of the Wider International Paper Group following consultation with DS Smith for or in respect of the Combination including, without limitation, its implementation or the proposed direct or indirect acquisition of any shares or other securities in, or control of, DS Smith or any member of the Wider DS Smith Group by any member of the Wider International Paper Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider DS Smith Group has entered into contractual arrangements and all such authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, Clearances, permissions, exemptions and approvals necessary to carry on the business of any member of the Wider DS Smith Group which are material in the context of the International Paper Group or the DS Smith Group as a whole or for or in respect of the Combination including, without limitation, its implementation and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Combination becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(m)

no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision, injunction or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:

(i)

require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider International Paper Group or any member of the Wider DS Smith Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(ii)	require, prevent or materially delay the divestiture by any member of the Wider International Paper Group of any shares or other securities in DS Smith;

(iii)

impose any material limitation on, or result in a material delay in, the ability of any member of the Wider International Paper Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider DS Smith Group or the Wider International Paper Group or to exercise voting or management control over any such member, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(iv)

otherwise adversely affect the business, assets, profits or prospects of any member of the Wider International Paper Group or of any member of the Wider DS Smith Group to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(v)

make the Combination or its implementation or the acquisition or proposed acquisition by International Paper or any member of the Wider International Paper Group of any shares or other securities in, or control of DS Smith void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, materially delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto;

(vi)

require (save as envisaged by the Combination) any member of the Wider International Paper Group or the Wider DS Smith Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider DS Smith Group or the Wider International Paper

Group owned by any third party, in each case to an extent which is material in the context of the Wider International Paper Group or the Wider DS Smith Group in either case taken as a whole or in the context of the Combination;

(vii)

impose any limitation on the ability of any member of the Wider DS Smith Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(viii)	result in any member of the Wider DS Smith Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof or the expiration of any customary timing agreements or similar commitments not to close before a certain period of time) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Combination or the acquisition or proposed acquisition of any DS Smith Shares having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement etc.

(n)

except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which in consequence of the Combination or the proposed acquisition of any shares or other securities (or equivalent) in DS Smith or because of a change in the control or management of DS Smith or otherwise, could or might result in any of the following to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination:

(i)

any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)

any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising, or any action being taken or arising thereunder;

(iii)

any asset or interest of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any such member;

(v)

the rights, liabilities, obligations or interests of any such member, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)

the creation or acceleration of any liability, actual or contingent, by any such member (including any material tax liability or any obligation to obtain or acquire any material authorisation, order, grant, recognition, determination, confirmation, consent, licence, Clearance, permission, exemption, approval, notice, waiver, concession, agreement or exemption from any Third Party or any person) other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Combination; or

(ix)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider DS Smith Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition (n) (in each case to an extent which is material and adverse in the context of the Wider DS Smith Group, or the Wider International Paper Group, in either case taken as a whole, or in the context of the Combination);

No material transactions, claims or changes in the conduct of the business of the DS Smith Group

(o)	except as Disclosed, no member of the Wider DS Smith Group having, since 30 April 2023:

(i)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for DS Smith Shares issued under or pursuant to the exercise of options and vesting of awards granted under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of additional shares of any class or sold any shares out of treasury;

(ii)

save as between DS Smith and wholly-owned subsidiaries of DS Smith or for the grant of options and awards and other rights under the DS Smith Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)

other than to another member of the DS Smith Group or in respect of any DS Smith Permitted Dividend or DS Smith Equalising Dividend, prior to the Effective Date, recommended, declared, paid or made any dividend or other distribution payable in cash or otherwise or made any bonus issue;

(iv)

save for intra-DS Smith Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(v)

save for intra-DS Smith Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(vi)

issued, authorised or proposed the issue of, or made any change in or to, any debentures or (save for intra-DS Smith Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)

purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(viii)

save for intra-DS Smith Group transactions, implemented, or authorised, proposed or announced its intention to implement, any reconstruction, merger, demerger, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(ix)

entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude other than in the ordinary course of business, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(x)

(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or steps or had any legal proceedings started or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xi)

entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider DS Smith Group or the Wider International Paper Group other than of a nature and extent which is normal in the context of the business concerned;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(xiii)	made any material alteration to its memorandum or articles of association or other incorporation documents;

(xiv)

been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xv)

entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this Condition (o);

(xvi)	except in relation to changes made or agreed as a result of, or arising from, law or changes to law, made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider DS Smith Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider International Paper Group taken as a whole or in the context of the Combination;

(xvii)

proposed, agreed to provide or modified the terms of any of the DS Smith Share Schemes or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider DS Smith Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider DS Smith Group, save as agreed by the Panel (if required) and by International Paper, or entered into or changed the terms of any contract with any director or senior executive; or

(xviii)

taken (or agreed or proposed to take) any action which requires, or would require, the approval of DS Smith Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

(xix)

save to the extent arising as a result of any change in applicable law, entered into or varied in a material way the terms of, any contracts, agreement or arrangement with any of the directors or senior executives of any members of the Wider DS Smith Group (save for salary increases, bonuses or variations of terms in the ordinary course), other than as agreed by International Paper and (if required) by the Panel; or

(xx)	waived or compromised any claim which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, otherwise than in the ordinary course;

No adverse change, litigation or regulatory enquiry

(p)	except as Disclosed, since 30 April 2023:

(i)

no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider DS Smith Group which, in any such case, is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider DS Smith Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party or other investigative body against or in respect of any member of the Wider DS Smith Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider DS Smith Group which in any such case has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

no contingent or other liability of any member of the Wider DS Smith Group having arisen or become apparent to International Paper or increased which has had or might reasonably be expected to have a material adverse effect on the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iv)

no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider DS Smith Group which in any case is material in the context of the Wider DS Smith Group taken as a whole;

(v)

no member of the Wider DS Smith Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Wider DS Smith Group as a whole or in the context of the Combination; and

(vi)

no steps having been taken which are likely to result in the withdrawal, cancellation, termination or materially adverse modification of any licence or permit held by any member of the Wider DS Smith Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or materially adverse modification of which has had, or would reasonably be expected to have, an adverse effect which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

No discovery of certain matters

(q)	except as Disclosed, International Paper not having discovered:

(i)

that any financial, business or other information concerning the Wider DS Smith Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider DS Smith Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to International Paper or its professional advisers, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(ii)

that any member of the Wider DS Smith Group or partnership, company or other entity in which any member of the Wider DS Smith Group has a significant economic interest and which is not a subsidiary undertaking of DS Smith, is subject to any liability (contingent or otherwise) which is not disclosed in DS Smith’s Annual Report and Accounts for the year ended 30 April 2023, in each case, to the extent which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(r)	except as Disclosed, International Paper not having discovered that:

(i)

any past or present member of the Wider DS Smith Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(ii)

there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider DS Smith Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, regulation, notice, circular or order of any Third Party and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination;

(iii)

circumstances exist (whether as a result of proceeding with the Combination or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider International Paper Group or any present or past member of the Wider DS Smith Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider DS Smith Group (or on its behalf) or by any person for which a member of the Wider DS Smith Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; or

(iv)

circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider DS Smith Group which claim or claims would be likely, materially and adversely, to affect any member of the Wider DS Smith Group and which is material in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination; and

Anti-corruption, sanctions and criminal property

(s)

save as Disclosed and save as is not material in each case in the context of the Wider DS Smith Group taken as a whole or in the context of the Combination, International Paper not having discovered that:

(i)

(A)  any past or present member, director, officer or employee of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(B)

any person that performs or has performed services for or on behalf of the Wider DS Smith Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(ii)

any asset of any member of the Wider DS Smith Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule, or regulation concerning money laundering or proceeds of crime or any member of the Wider DS Smith Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering; or

(iii)

any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:

(A)

any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HMRC; or

(B)

any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or

(iv)	any past or present member, director, officer or employee of the Wider DS Smith Group, or any other person for whom any such person may be liable or responsible:

(A)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the U.S. Anti-Terrorism Act;

(B)

has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State;

(C)	has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(D)

is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement; or

(v)

any member of the Wider DS Smith Group is or has been engaged in any transaction which would cause International Paper to be in breach of any law or regulation upon its acquisition of DS Smith, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, or HMRC, or any other relevant government authority.

Part B

Waiver and Invocation of the Conditions

1.

Subject to the requirements of the Panel in accordance with the Code, International Paper reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions 2(a)(i), 2(b)(i) and 2(c)(i) (Scheme Approval), 3(f) (International Paper Shareholder Approval), 3(g) and (h) (Listing on the New York Stock Exchange, effectiveness of registration) and 3(i) (Listing on the London Stock Exchange), which cannot be waived.

2.

The Combination will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

3.

Conditions 2(a)(i), 2(b)(i) and 3(a) to (s) (inclusive) must be fulfilled, determined by International Paper to be or to remain satisfied or (if capable of waiver) waived, by no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Combination will lapse. International Paper shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to (s) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Combination may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

4.

Under Rule 13.5(a) of the Code, International Paper may not invoke a Condition so as to cause the Combination not to proceed, to lapse or be withdrawn, unless the circumstances which give rise to the right to invoke the Condition are of material significance to International Paper in the context of the Combination. Conditions 1, 2 and 3(f) to (i) (inclusive) of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Part C below in relation to any Offer) are not subject to this provision of the Code. International Paper may only invoke a condition that is subject to Rule 13.5(a) of the Code with the consent of the Panel and any Condition which is subject to Rule 13.5(a) of the Code may be waived by International Paper.

Part C

Implementation by way of an Offer

1.

International Paper (or its nominee) reserves the right to elect to implement the Combination by way of an Offer as an alternative to the Scheme with the consent of the Panel and subject to the terms of the Co-operation Agreement.

2.

In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments (in accordance with the terms of the Co-operation Agreement) to reflect the change in method of effecting the Combination, including (without limitation) the inclusion of an acceptance condition set at a level permitted by the Panel and the terms of the Co-operation Agreement (being in any case more than 50 per cent. of the DS Smith Shares). Further, if sufficient acceptances of such Offer are received or sufficient DS Smith Shares are otherwise acquired, International Paper intends to apply the provisions of the Companies Act to acquire compulsorily any outstanding DS Smith Shares to which such Offer relates.

Part D

Certain further terms of the Combination

1.	The Combination will lapse if the Scheme does not become effective by 11.59 p.m. on the Long Stop Date.

2.

The availability of the Combination to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. DS Smith Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

3.

This Combination will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the Scheme Document. The Combination will comply with the applicable rules and regulations of the FCA, the London Stock Exchange and the Code.

4.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

5.

Fractions of New International Paper Shares will not be allotted to DS Smith Shareholders. Instead, all fractional shares which a holder of DS Smith Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of International Paper Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by International Paper) on the last Business Day prior to the Effective Date.

6.

The DS Smith Shares will be acquired by International Paper (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the DS Smith Shares.

7.	If, on or after the date of this Announcement and prior to the Effective Date, DS Smith announces, declares, makes or pays any DS Smith Excluded Dividend, International Paper shall be entitled to:

a.

reduce the International Paper share consideration by an amount equivalent to all or any part of such excess (in the case of a DS Smith FY24 Final Dividend, a DS Smith FY25 Interim Dividend, a DS Smith FY25 Final Dividend or a DS Smith Equalising Dividend (as relevant)) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; or

b.	declare and pay an International Paper Equalising Dividend, without any consequential change to the consideration.

8.

If, on or after the date of this Announcement and prior to the Effective Date, International Paper announces, declares, makes or pays any International Paper Excluded Dividend, DS Smith shall be entitled to declare and pay a DS Smith Equalising Dividend, without any consequential change to the consideration.

9.

The New International Paper Shares will be issued credited as fully paid and will rank pari passu in all respects with the International Paper Shares in issue at that time, save that they will not participate in any dividend payable by International Paper with reference to a record date prior to the Effective Date.

10.

If International Paper is required by the Panel to make an offer for DS Smith pursuant to Rule 9 of the Code, International Paper may make such alterations to any of the above Conditions and terms of the Combination as are necessary to comply with the provisions of the Code.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)

unless otherwise stated, financial information concerning DS Smith has been extracted from the Annual Report and Accounts of DS Smith for the year ended 30 April 2023 and DS Smith’s interim results for the six months ended 31 October 2023;

(ii)

unless otherwise stated, financial information concerning International Paper has been extracted from the Annual Report on Form 10-K of International Paper for the year ended 31 December 2023 filed with the SEC and the International Paper Q4 Results;

(iii)	DS Smith’s fully diluted share capital of 1,400,381,069 DS Smith Shares has been calculated as:

(A)	1,378,589,050 DS Smith Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement; and

(B)

21,792,019 DS Smith Shares to be issued on the expected vesting of awards and exercise of options granted or expected to be granted under the DS Smith Share Schemes being the expected number of DS Smith Shares which could be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options under the DS Smith Share Schemes;

(iv)	International Paper’s fully diluted share capital of 354,258,615 International Paper Shares has been calculated as:

(A)	347,323,079 International Paper Shares in issue on 15 April 2024 (being the last practicable date prior to this Announcement); and

(B)

6,935,536 International Paper Shares to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under International Paper’s equity compensation plans;

(vi)

the percentage ownership of the Combined Company which would be held by DS Smith Shareholders and International Paper Shareholders respectively if the Combination completes are based on the fully diluted share capitals of DS Smith and International Paper set out in paragraphs (iii) and (iv) above, respectively;

(vii)	unless otherwise stated, all prices for DS Smith Shares are the Closing Price derived from Bloomberg for the relevant date;

(viii)	unless otherwise stated, all prices for International Paper Shares are the closing price derived from Bloomberg on the relevant date; and

(x)

the exchange rate of £1:US$1.2451 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 4:00 p.m. (London time) on 15 April 2024 (being the last practicable day before the date of this Announcement) has been used in the calculation of the synergies expected to be realised in connection with the Combination as set out in the Quantified Financial Benefits Statement and the pro-forma sales figure referred to in Section 3 (Background and reasons for the Combination). For clarification, this differs from the exchange rate used in International Paper’s update announcement dated 4 April 2024, which was £1:US$1.2619.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

DS Smith Directors’ Irrevocable Undertakings

International Paper has received irrevocable undertakings from the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting in respect of their beneficial holdings of DS Smith Shares representing in aggregate approximately 0.06 per cent. of the existing issued ordinary share capital of DS Smith.

Name of DS Smith Director	Number of DS Smith Shares	Percentage of DS Smith issued share capital
Miles Roberts	250,451	0.02
Richard Pike	461,586	0.03
Geoff Drabble	77,445	0.01
Tessa Bamford	N/A	0.00
Celia Baxter	15,113	0.00
Alan Johnson	12,596	0.00
Alina Kessel	12,000	0.00
Eric Olsen	26,000	0.00
David Robbie	30,000	0.00
Louise Smalley	N/A	0.00
TOTAL	885,191	0.06

The irrevocable undertakings also extend to any DS Smith Shares acquired by the DS Smith Directors as a result of the vesting of awards or the exercise of options under the DS Smith Share Schemes.

These irrevocable undertakings given by the DS Smith Directors will continue to be binding in the event that a higher competing offer is made for DS Smith.

The irrevocable undertakings given by the DS Smith Directors will cease to be binding if:

•

International Paper announces, with the consent of the Panel and prior to publication of the Scheme Document, that it does not intend to proceed with the Combination and no new, revised or replacement Scheme or Offer is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•

the Scheme lapses or is withdrawn in accordance with its terms (other than where such lapse or withdrawal is as a result of International Paper electing to implement the Combination by way of an Offer) and no new, revised or replacement Scheme is announced by International Paper in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme has not become effective by 11.59 p.m. on the Long Stop Date; or

•

a competing offer for the entire issued and to be issued share capital of DS Smith becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Section 4 (Financial Benefits of the Combination) of this Announcement contains statements of estimated cost synergies arising from the Combination (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“As previously announced on 4 April 2024, International Paper expects that the Combination would generate significant synergies and drive compelling value creation for DS Smith and International Paper shareholders. The delivery of the expected synergies will be supported by International Paper’s significant expertise in acquiring and integrating businesses. In addition, International Paper’s confidence in delivering a successful integration in Europe is underpinned by DS Smith’s own expertise in acquiring businesses and integrating them.

International Paper’s Directors, having reviewed and analysed the potential synergies of the Combination, as well as taking into account the factors they can influence, believe that the Combined Company can deliver at least $514 million (£413 million) of pre-tax cash synergies on an annual run-rate basis by the end of the fourth year following the Effective Date. These synergies are expected to be derived from the following key areas:

•	92 per cent., or $474 million (£381 million) of cost synergies across the following sources:

•	47 per cent., or $241 million (£194 million) from operational synergies across the combined network of mills, box plants and global supply chain, including:

•	Integration benefit of balancing containerboard supply positions (approximately 500k to 600k tons);

•	Freight optimisation benefits; and

•	Operational efficiencies across mill and box network from product and system optimisation, and sharing technology expertise.

•	23 per cent., or $117 million (£94 million) from overhead synergies by reducing duplicative corporate and business overhead expenses; and

•	23 per cent., or $116 million (£93 million) from operational procurement synergies from increased scale of the Combined Company.

•	5 per cent., or $26 million (£21 million) from capex procurement synergies, by leveraging increased scale of the Combined Company; and

•	3 per cent., or $14 million (£11 million) of revenue synergies.

These synergies are expected to arise as a direct result of the Combination and could not be achieved independently of the Combination.

International Paper anticipates that the total costs to achieve the synergies outlined above would be approximately $370 million (£297 million). International Paper expects that approximately 33 per cent. of the synergies outlined above would be achieved by the end of the first year following the Effective Date, with approximately 66 per cent. and 95 per cent. achieved by the end of the second and third years following the Effective Date, respectively.

Aside from the one-off costs referred to above, the International Paper Board does not expect any material dis-synergies to arise as a direct result of the Combination.”

The International Paper Board believes that the Combined Company should be able to achieve the synergies set out in the Quantified Financial Benefits Statement.

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Basis of calculation of the Quantified Financial Benefits Statement

In preparing the Quantified Financial Benefits Statement, International Paper has relied on a combination of publicly available information and information obtained through reciprocal due diligence. In such circumstances, International Paper management has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have, in turn, been informed by the International Paper management’s industry experience and knowledge of the existing businesses, without consultation with DS Smith on the detailed quantification of the synergies.

The cost bases used as the basis for the Quantified Financial Benefits Statement are a blend of International Paper’s FY23 financial results and DS Smith’s FY23 financial results. The total addressable cost base used as the basis for the quantified exercise is $24.9 billion (£19.8 billion1).

For the potential synergies arising from the combination of group functions, organisation information was reviewed. The assessment and quantification of such potential synergies have in turn been informed by International Paper management’s industry experience as well as their experience of executing and integrating past acquisitions.

Cost synergy assumptions were based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the benefits of combined scale economics and operational efficiencies arising from consolidation. In determining the estimate of cost synergies achievable through the combination of International Paper and DS Smith, no synergies relating to operations have been included where no overlap exists.

Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

In general, the synergy assumptions have in turn been risk-adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the International Paper Directors have made the following assumptions, which are outside the influence of International Paper:

•

there will be no material impact on the underlying operations of either the International Paper or DS Smith as a result of the proposed transaction or their ability to continue to conduct their businesses;

•	there will be no material divestments made by DS Smith save as previously announced by DS Smith as at the date of this Announcement;

•

there will be no material change to macroeconomic, political, inflationary, regulatory or legal conditions in the markets or regions in which International Paper and DS Smith operate that will materially impact on the implementation of the synergy plans or costs to achieve the proposed cost synergies;

•	there will be no material change in current foreign exchange rates or interest rates;

•	there will be no material change in accounting standards; and

•	there will be no change in tax legislation or tax rates or other legislation in the United Kingdom or United States that could materially impact the ability to achieve any benefits.

In addition, the International Paper Directors have made an assumption within the influence of International Paper that there will be no material divestments made by International Paper save as previously announced by International Paper as at the date of this Announcement.

In addition, the International Paper Directors have assumed that the cost synergies are substantively within International Paper’s control, albeit that certain elements are dependent in part on negotiations with third parties.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to International Paper, and BofA Securities, as financial adviser to International Paper, have provided the reports required under the Code. Copies of those reports were set out in International Paper’s update announcement dated 4 April 2024.

As required by Rule 27.2(d) of the Code, the International Paper Directors confirm that:

1.	there have been no material changes to the Quantified Financial Benefits Statement since 4 April 2024 and the Quantified Financial Benefits Statement remains valid; and

2.	each of Deloitte and BofA Securities has confirmed to International Paper that their respective reports produced in connection with the Quantified Financial Benefits Statement continue to apply.

Important Notes

1.

The statements of estimated pre-tax cash synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the pre-tax cash synergies referred to may not be achieved, or those achieved could be materially different from those estimated.

2.

No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast or interpreted to mean that International Paper’s earnings per share in the full first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of International Paper and/or DS Smith for the relevant preceding financial period or any other period.

3.

Due to the size of the combination and potential scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

4.	In arriving at the estimate of synergies set out in this Announcement, the International Paper Board has assumed that there will be no significant impact on the business of the Combined Company.

APPENDIX V

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Admission	admission of the International Paper Shares to: (a) (i) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have come into force on or before the Effective Date, the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) (or, if there is no such category, such listing category as most closely conforms to the requirements and standards provided for in Chapter 14 of the draft UK Listing Rules Sourcebook contained in the Draft UK Listing Rules Instrument 2024 as at the date of this Announcement); or (ii) if the reforms to the Listing Rules contemplated by the Draft UK Listing Rules Instrument 2024 have not come into force on or before the Effective Date, the standard segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (b) trading on the Main Market for listed securities of the London Stock Exchange (in accordance with the Admission and Disclosure Standards of London Stock Exchange)

Announcement	this announcement made pursuant to Rule 2.7 of the Code

Blocking Law	means: (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018

BofA Securities	Merrill Lynch International

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open in London and New York City for general banking business

CFO Retention Award	has the meaning given to it in Section 12 (DS Smith Share Schemes)

Citi	Citigroup Global Markets Limited

Clean Team Agreement	the clean team confidentiality agreement entered into between International Paper and DS Smith dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Closing Price	the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange

Co-operation Agreement	the co-operation agreement between International Paper and DS Smith dated 16 April 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Code	the City Code on Takeovers and Mergers

Combination	the proposed recommended combination of International Paper and DS Smith in respect of the entire issued and to be issued share capital of DS Smith, to be implemented by way of the Scheme as described in this Announcement

Combined Company	the combined group following the Combination, comprising the International Paper Group and the DS Smith Group

Companies Act	the Companies Act 2006

Conditions	the conditions to the Combination set out in Part A of Appendix I and to be set out in the Scheme Document

Confidentiality Agreement	the confidentiality agreement between International Paper and DS Smith dated 27 February 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing of the Court at which DS Smith will seek the Court Order

Court Meeting	the meeting or meetings of DS Smith Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by International Paper and DS Smith) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)

Deloitte	Deloitte LLP, the United Kingdom affiliate of Deloitte NSE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), DTTL and each of its member firms being legally separate and independent entities

Disclosed	the information which has been fairly disclosed: (i) in writing prior to the date of this Announcement by or on behalf of DS Smith to the International Paper Group including (without limitation) via the virtual data room operated on behalf of DS Smith in respect of the Combination or via email; (ii) during the management presentations by or on behalf of DS Smith to the International Paper Group; (iii) in DS Smith’s published annual or half year report and accounts published prior to the date of this Announcement; (iv) in a public announcement by DS Smith prior to the date of this Announcement by way of any Regulatory Information Service; or (v) in this Announcement

Draft UK Listing Rules Instrument 2024	the FCA consultation paper CP 23/31 published on 20 December 2023 and the draft UK Listing Rules Instrument 2024 published by the FCA on 7 March 2024

DS Smith	DS Smith Plc, a public limited company incorporated in England and Wales with registered number 01377658

DS Smith Board	the board of directors of DS Smith

DS Smith Directors	the directors of DS Smith as at the date of this Announcement or, where the context so requires, the directors of DS Smith from time to time

DS Smith Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY24 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith FY25 Final Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith General Meeting	the general meeting of DS Smith Shareholders (including any adjournment or postponement thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable DS Smith to implement the Combination, notice of which shall be contained in the Scheme Document

DS Smith Group	DS Smith and its subsidiary undertakings and associated undertakings

DS Smith FY25 Interim Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

DS Smith Shareholders	the holders of DS Smith Shares from time to time

DS Smith Shares	the ordinary shares of 10 pence each in the capital of DS Smith

DS Smith Share Schemes	means the DS Smith Performance Share Plan, the DS Smith Deferred Share Bonus Plan, the DS Smith UK Sharesave Plan, the DS Smith International Sharesave Plan, the DS Smith US Stock Purchase Plan and the DS Smith Recruitment Award Agreement, each as amended from time to time

Effective	means: (i) if the Combination is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Combination is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code

Effective Date	the date on which the Combination becomes Effective

FCA	the UK Financial Conduct Authority

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the DS Smith General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000

International Paper	International Paper Company, a New York Corporation, with its headquarters at 6400 Poplar Avenue, Memphis, Tennessee, United States

International Paper Board	the board of directors of International Paper

International Paper Directors	the directors of International Paper at the date of this Announcement

International Paper Equalising Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Excluded Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY24 Q4 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q1 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q2 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper FY25 Q3 Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Group	International Paper and its subsidiary undertakings and associated undertakings

International Paper Permitted Dividend	has the meaning given to it in Section 13 (Dividends)

International Paper Proxy Statement	the proxy statement on Schedule 14A, together with any amendments or supplements thereto, which is anticipated to be mailed to International Paper Shareholders in connection with the International Paper Shareholder Meeting and the approval by the International Paper Shareholders of the issuance of the New International Paper Shares

International Paper Q4 Results	International Paper’s results for the fourth quarter of 2023

International Paper Shareholder Meeting	the special meeting of International Paper Shareholders (including any adjournment or postponement thereof) convened for the purpose of considering and approving the issuance of the New International Paper Shares

International Paper Shareholders	the holders of International Paper Shares

International Paper Shares	shares of common stock, par value $1.00 per share, of International Paper

Irrevocable Undertakings	the irrevocable undertakings given by the DS Smith Directors to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the DS Smith General Meeting, as detailed in Section 7 (Irrevocable undertakings) of this Announcement

J.P. Morgan Cazenove	J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove)

Joint Defense Agreement	the joint defense agreement between International Paper, DS Smith and their respective external legal counsels dated 27 March 2024, as described in Section 14 (Combination-related arrangements) of this Announcement

Listing Rules	the rules and regulations made by the FCA pursuant to Part 6 of the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name

London Stock Exchange	London Stock Exchange plc

Long Stop Date	16 October 2025 or such later date as International Paper and DS Smith may agree

New International Paper Shares	the new International Paper Shares proposed to be issued to DS Smith Shareholders in connection with the Combination

NSI Act	the National Security and Investment Act 2021

Offer	if the Combination is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of International Paper, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of DS Smith including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Offer Period

the period in respect of DS Smith commencing on 8 February 2024 and ending on:

(a)   the earlier of the date on which the Scheme becomes Effective or lapses or is withdrawn (or such other date as the Panel may decide); or

(b)   the earlier of the date on which the Offer has become or has been declared unconditional as to acceptances or lapses or is withdrawn (or such other date as the Panel may decide),

in each case other than where such lapsing or withdrawal is a result of International Paper exercising its right to implement the Combination by way of an Offer

Offer Value	415 pence per DS Smith Share based on the closing International Paper share price of $$40.85 and £/US$ exchange rate of 1.2645 on 25 March 2024, being the close of business on the last day prior to the announcement by DS Smith of a possible offer by International Paper

Official List	the official list maintained by the FCA pursuant to Part 6 of FSMA

Opening Position Disclosure	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer if the person concerned has such a position, as defined in Rule 8 of the Code

Panel	the UK Panel on Takeovers and Mergers

Quantified Financial Benefits Statement	has the meaning given in Appendix IV (Quantified Financial Benefits Statement)

Registrar of Companies	the Registrar of Companies in England and Wales

Regulatory Information Service	a primary information provider (as defined in the FCA’s Handbook of Rules and Guidance)

Relevant Exchange Rate	the spot reference rate for a transaction between pounds sterling and US dollars as quoted by the Bank of England on the Business Day immediately preceding the date on which an Excluded Dividend is paid by DS Smith and/or International Paper, as the case may be (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted)

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Combination is sent or made available to DS Smith Shareholders in that jurisdiction

Scheme	the proposed scheme of arrangement under Part 26 of the Companies Act between DS Smith and DS Smith Shareholders to implement the Combination to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by International Paper and DS Smith

Scheme Document	the document to be sent to (amongst others) DS Smith Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the DS Smith General Meeting and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular

Scheme Record Time	the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as International Paper and DS Smith may agree

SEC	the US Securities and Exchange Commission

Secretary of State	the Secretary of State in the Cabinet Office, as designated under the NSI Act

significant interest	a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act)

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK MAR	Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014 (as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018)

US or United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

US Exchange Act	the US Securities Exchange Act of 1934 (as amended)

US Securities Act	the US Securities Act of 1933 (as amended)

Voting Record Time	the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be)

Wider DS Smith Group	DS Smith and its subsidiary undertakings, associated undertakings and any other undertaking in which DS Smith or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider International Paper Group

Wider International Paper Group	International Paper and its subsidiary undertakings, associated undertakings and any other undertaking in which International Paper or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider DS Smith Group

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, $, US$, US dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

Schedule 2

Target Share Plans

SCHEDULE 2

Target Share Plans and Employee Related Matters

If the Combination is implemented by way of an Offer, references to the date on which the Court sanctions the Scheme under section 899 of the Companies Act 2006 (the “Court Sanction Date”) and the Effective Date will be read as if they referred to the date on which the Offer becomes or is declared unconditional in all respects.

The acknowledgements in Part 1 (Target Share Plans) (inclusive) and Part 2 (Target Employees) (inclusive) of this Schedule 2 do not impose contractual restrictions or obligations on any member of the Target Group or their boards of directors. In this Schedule 2, each of the following words and expressions shall have the following meanings:

“2022 PSP Awards”	means Awards granted under the PSP in respect of the Target’s financial year beginning on 1 May 2022;

“2023 PSP Awards”	means Awards granted under the PSP in respect of the Target’s financial year beginning on 1 May 2023;

“2024 PSP Awards”	has the meaning given to it in paragraph 9, Part 1 of this Schedule 2;

“2025 PSP Awards”	has the meaning given to it in paragraph 9, Part 1 of this Schedule 2;

“Annual Bonus Plan”	means the Target Annual Bonus Plan, as amended from time to time;

“Awards”	means all awards and options over Target Shares outstanding under the Target Share Plans from time to time;

“Bidder Employees”	means the employees of the Bidder and the employees of members of the Bidder Group from time to time;

“Bidder Share Plan”	means the Bidder’s 2024 Long-Term Incentive Compensation Plan, which will replace Bidder’s existing Amended and Restated 2009 Incentive Compensation Plan if approved by shareholders at Bidder’s annual meeting on 13 May 2024, as amended from time to time;

“Cash Amount”	has the meaning given to it in paragraph 28, Part 1 of this Schedule 2;

“CFO Recruitment Award”	means the agreement under which the Target has granted buy-out Awards to the Chief Financial Officer of the Target in connection with his recruitment, as amended from time to time;

“Continuing Employees”	has the meaning given to it in paragraph 2, Part 2 of this Schedule;

“DSBP”	means the Target Deferred Share Bonus Plan, as amended from time to time;

“DSBP Retention Award”	means an Award granted under the DSBP which is designated as a retention award in accordance with the rules of the DSBP;

“Equity Transition Awards”	has the meaning given to it in paragraph 14, Part 1 of this Schedule 2;

“International Sharesave”	means the Target 2020 International Sharesave Plan, as amended from time to time;

“IRS Code”	has the meaning given to it in paragraph 8 of Part 1 of this Schedule 2;

“Options”	means Awards granted in the form of options;

“Payment Date”	has the meaning given in paragraph 7, Part 2 of this Schedule 2;

“PSP”	means the Target 2008 Performance Share Plan, as amended from time to time;

“Qualifying Termination”	has the meaning given to it in paragraph 11, Part 2 of this Schedule 2;

“Relevant PSP Participant”	has the meaning given to it in paragraph 14, Part 1 of this Schedule 2;

“Scheme Record Time”	means the time and date to be specified in the Scheme Document, expected to be 6.00 p.m. (London time) on the Business Day immediately before the Effective Date;

“Sharesave Awards”	means Awards granted under the UK Sharesave, the International Sharesave or the USSPP;

“Target Employees”	means the employees of the Target Group from time to time;

“Target Remuneration Committee”	means the remuneration committee of the board of directors of the Target;

“Target Remuneration Policy”	means the Target directors’ remuneration policy approved by Target Shareholders from time to time;

“Target Share Plans”	means the PSP, the DSBP, the UK Sharesave, the International Sharesave, the USSPP and the CFO Recruitment Award;

“Transaction Retention Awards”	has the meaning given to it in paragraph 7, Part 2 of this Schedule 2;

“Trust”	has the meaning given to it in paragraph 5, Part 1 of this Schedule 2;

“UK Sharesave”	means the Target 2020 Sharesave Plan, as amended from time to time; and

“USSPP”	means the Target US Stock Purchase Plan 2020, as amended from time to time.

Part 1

Target Share Plans

General

1.	As at 12 April 2024, the following Awards were outstanding under the Target Share Plans:

Target Share Plan	Form of Award(s)	Number of Target Shares subject to outstanding Awards
PSP	Unvested Options and conditional awards	10,812,543
DSBP	Unvested Options and conditional awards	2,836,245
PSP and DSBP	Vested Options	729,843
CFO Recruitment Award	Conditional awards	279,866
UK Sharesave	Options	5,116,912
International Sharesave	Options	4,706,771
USSPP	Options	88,067

TOTAL		24,570,247

2.	The Target confirms that no additional Awards under the Target Share Plans have been granted since 12 April 2024.

3.

The Bidder acknowledges that, before the Effective Date, subject to Rule 21.1 of the Code and the consent of the Panel where applicable, the Target is able to operate the Target Share Plans in the ordinary course of business, acting always in accordance with the rules of the relevant plan and, where applicable, the Target Remuneration Policy. For the avoidance of doubt, the operation of the Target Share Plans includes (without limitation): granting Awards, setting performance conditions (where applicable) determining the extent to which Awards vest, and satisfying the vesting of Awards and the exercise of Options.

4.	The Bidder and Target acknowledge that:

(A)

the Scheme Record Time shall take place after the Court Sanction Date, to allow those participants in the Target Share Plans who acquire Target Shares on or before the Court Sanction Date to have those Target Shares acquired by the Bidder through the Scheme;

(B)

subject to Rule 21.1 of the Code and the Target Remuneration Policy, the Target may amend the rules of the Target Share Plans (to the extent permitted by the rules of the applicable Target Share Plan) if the Target Directors (or the Target Remuneration Committee) are of the reasonable opinion that such amendments are necessary to implement the Scheme or the treatment set out in this Agreement, to facilitate the administration of the Target Share Plans (in a manner that is not contrary to this Schedule 2) or to obtain or maintain favourable tax treatment for participants or for the Target Group and, before making any such amendments, the Target intends to consult with the Bidder for the purposes of securing any necessary consents from the Panel for the purposes of Rule 21.1 of the Code;

(C)

the Target and the Bidder intend to co-operate and write jointly to participants in the Target Share Plans on, or as soon as practicable after, the posting of the Scheme Document (or such later time as the parties and the Panel may agree) to inform them of: (i) the impact of the Scheme on their outstanding Awards and (where known) the extent to which their Awards will vest and, in the case of Options, become exercisable as a result of the Scheme and any actions they may need to take in connection with their Awards as a result of the Scheme; and (ii) where required, the Bidder’s proposals (as set out in this Schedule 2) pursuant to Rule 15 of the Code; and

(D)

Target Shareholders’ approval will be sought to amend the articles of association of the Target so that any Target Shares issued or transferred after the Scheme Record Time shall be automatically transferred to, or to the order of, the Bidder in exchange for the provision by the Bidder of the same consideration payable per Target Share under the Scheme (or such other consideration of equal value as may be agreed between the Bidder and the Target and disclosed in the Scheme Document).

5.

The Bidder acknowledges and agrees that if, for any reason, Target Shares cannot be issued or transferred from the Target’s Employee Benefit Trust (the “Trust”) when Awards vest and, in respect of Options, are exercised under any of the Target Share Plans (or if the Target Remuneration Committee reasonably considers that it is inconvenient or costly to do so), such Awards may be settled by the Target in cash.

6.

The Bidder acknowledges that the Target may make any submission to the Panel which the Target considers necessary to implement the arrangements referred to in this Schedule 2, and to the extent co-operation is reasonably required, the parties agree to co-operate in a timely manner and in good faith in the making of any such submission.

PSP

7.

The Bidder acknowledges that, if Awards outstanding under the PSP vest in the ordinary course of business before the Court Sanction Date, the extent to which such Awards vest is to be determined by the Target Remuneration Committee in a manner consistent with normal practice and in accordance with the rules of the PSP and, where applicable, the Target Remuneration Policy.

8.

The Bidder acknowledges that, because of the Combination and the rules of the PSP, any outstanding Awards granted under the PSP that have not vested or become exercisable in the ordinary course before the Court Sanction Date will, (as applicable) vest and/or become exercisable to the extent set out in paragraphs 10 and 11 on the Court Sanction

Date in accordance with the PSP rules, and any holding period will cease to apply; provided, however, to the extent any Award outstanding under the PSP constitutes deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “IRS Code”), the treatment of such Award in connection with the Combination, including the payment or settlement of such Award, shall be effected in a manner that complies with Section 409A of the IRS Code.

9.

Provided that the Court Sanction Date has not occurred before the applicable proposed grant date, the Bidder consents for the purposes of Rule 21.1 of the Code to the Target granting further Awards under the PSP in the ordinary course of business, with appropriate performance conditions set by the Target Remuneration Committee acting reasonably and in accordance with ordinary practice where practicable, for: (i) the financial year beginning on 1 May 2024 (the “2024 PSP Awards”) on or around June/July 2024; and (ii) the financial year beginning on 1 May 2025 (the “2025 PSP Awards”) on or around June/July 2025 (subject in each case to dealing restrictions).

10.

The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that, 2022 PSP Awards and 2023 PSP Awards (to the extent they do not vest in the ordinary course of business before the Court Sanction Date), will vest on the Court Sanction Date in accordance with the PSP rules,

(A)	with no application of time pro-rating; and

(B)

subject to the satisfaction of performance conditions which will be assessed by the Target Remuneration Committee on, or shortly before, the Court Sanction Date and it is the current expectation of the Target Remuneration Committee that all 2022 PSP Awards and 2023 PSP Awards will vest at a level which is no less than 66%, and the Bidder agrees to that outcome.

11.

The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that 2024 PSP Awards and 2025 PSP Awards (to the extent that they have been granted) will vest on the Court Sanction Date in accordance with the PSP rules, subject to performance assessment which will be assessed by the Target Remuneration Committee on, or shortly before the Court Sanction Date and subject to time pro-rating (to the nearest whole month).

12.

The Bidder acknowledges that all Options under the PSP that have vested before or that vest on the Court Sanction Date will be exercisable until the date one month after the Court Sanction Date and lapse thereafter (unless such Awards lapse earlier in accordance with the rules of the PSP).

13.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the PSP which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice and the rules of the PSP, will be settled by the Target in Target Shares (or in cash if so determined by the Target Remuneration Committee).

14.	The Bidder agrees that it will, as soon as reasonably practicable after the Effective Date and subject to paragraph 16, grant to all individuals who:

(A)	are Target Employees on the Effective Date or who were Target Employees immediately before the Effective Date and become Bidder Employees on or around the Effective Date;

(B)

held an outstanding unvested 2024 PSP Award and/or 2025 PSP Award (to the extent granted) immediately before the Court Sanction Date, a portion of which lapsed at the Court Sanction Date as a result of the application of time pro-rating (which for the avoidance of doubt will be applied after the assessment of the applicable performance conditions) in accordance with paragraph 11 above,

(each a “Relevant PSP Participant”) an award in the form of restricted share units under the Bidder Share Plan or, if necessary, under terms which are (save as to amendments required to implement the arrangements set out in this Agreement) the same as the rules of the Bidder Share Plan (each an “Equity Transition Award”). The Bidder agrees that the number of Bidder Shares subject to the Equity Transition Award granted to each Relevant PSP Participant shall be the number of Target Shares subject to the portion(s) of the 2024 PSP Award and/or 2025 PSP Award held by such Relevant PSP Participant which lapse due to the application of time pro-rating (which for the avoidance of doubt will be applied after the assessment of the applicable performance conditions) in accordance with paragraph 11 above, replaced by an award over such number of Bidder Shares at the same ratio of Target Shares to Bidder Shares delivered as consideration under the Scheme. The Bidder further agrees that dividend equivalents in respect of the Equity Transition Awards will be payable in accordance with the rules of the Bidder Share Plan or, as applicable, under such other terms which apply to Equity Transition Awards.

15.	The Bidder agrees that, subject to the Relevant PSP Participant:

(A)

remaining in employment with a member of the Bidder Group (which, from the Effective Date will include the Target Group) on the Normal Vesting Date (as defined in the PSP rules) of the 2024 PSP Awards and/or 2025 PSP Awards as applicable; or

(B)

having left employment with a member of the Bidder Group (which, from the Effective Date will include the Target Group) before the Normal Vesting Date (as defined in the PSP rules) of the 2024 PSP Awards or 2025 PSP Awards as applicable due to: (i) a Qualifying Termination; (ii) being a good leaver (as determined under the Bidder Share Plan rules or such other terms which apply to Equity Transition Awards); (iii) their employing entity ceasing to be a member of the Target Group or the Bidder Group; or (iv) the business or part of the business in which they work being transferred to a person that is not a member of the Target Group or the Bidder Group, the Equity Transition Awards granted to each Relevant PSP Participant under paragraph 14 will: (i) vest; or, at the Bidder’s discretion, (ii) be cancelled in exchange for a cash payment equal in value to the underlying Bidder Shares and any accrued dividend equivalents (on the below date) less applicable taxes, in full (with no further performance assessment and no post-vesting holding periods) on:

(i)	the Normal Vesting Date (as defined in the PSP rules) of the applicable 2024 PSP Award and/or 2025 PSP Award; or

(ii)

where a Relevant PSP Participant leaves employment with a member of the Bidder Group (which, from the Effective Date, will include the Target Group) in accordance with paragraph 15(B), on the date of termination of employment.

16.

The Bidder agrees that if, following the Effective Date but before the grant of an Equity Transition Award to a Relevant PSP Participant, the Relevant PSP Participant has left employment with the Bidder Group (which, from the Effective Date, will include the Target Group) by reason of:

(A)	a Qualifying Termination;

(B)	being deemed to be a good leaver (as determined in accordance with the rules of the Bidder Share Plan or such other terms which apply to Equity Transition Awards);

(C)	their employing entity ceasing to be a member of the Target Group or the Bidder Group; or

(D)	the business or part of the business in which they work being transferred to a person that is not a member of the Target Group or the Bidder Group,

the Bidder will, as soon as practicable after the date of termination of the Relevant PSP Participant’s employment, pay (or procure that an appropriate member of the combined group will pay) to the Relevant PSP Participant a cash payment equal to the value of the Equity Transition Award which would have been granted to the Relevant PSP Participant including the value of any dividend equivalents in respect of such Equity Transition Award which would have accrued and been payable as at the terminate date in accordance with the rules of the Bidder Share Plan or such other terms which apply to Equity Transition Awards.

17.

Notwithstanding anything to the contrary set forth in paragraphs 14 to 16 of Part 1 of this Schedule 2, (i) in no event shall any Equity Transition Award be granted with terms or conditions that could result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code and (ii) to the extent the Bidder determines, in its sole discretion, that the obligations set forth in paragraphs 14 to 16 of Part 1 of this Schedule 2 could require granting an Equity Transition Award that violates Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code, then the Bidder shall be permitted to structure the Equity Transition Award in manner determined by the Bidder in good faith that complies with Section 409A of the IRS Code.

CFO	Recruitment Award

18.

The Bidder acknowledges that any outstanding Awards granted under the CFO Recruitment Award that have not vested in the ordinary course before the Court Sanction Date will vest in accordance with the terms of the CFO Recruitment Award and paragraph 19 below on the Court Sanction Date, and any holding period will cease to apply.

19.

The Bidder acknowledges that it is the current intention of the Target Remuneration Committee to determine that Awards granted under the CFO Recruitment Award that have not vested in the ordinary course before the Court Sanction Date will vest on the Court Sanction Date,

(A)	with no application of time pro-rating; and

(B)

subject to the satisfaction of performance conditions in respect of the CFO Recruitment Award, which will be assessed by the Target Remuneration Committee on, or shortly before, the Court Sanction Date and it is the current expectation of the Target Remuneration Committee that Awards granted under the CFO Recruitment Award will vest at a level which is no less than 66%, and the Bidder agrees to that outcome.

20.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the CFO Recruitment Award which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice, will be settled by the Target in Target Shares (or in cash if determined by the Target Remuneration Committee).

DSBP

21.	The Bidder acknowledges that:

(A)

any outstanding Awards granted under the DSBP that have not vested or become exercisable in the ordinary course before the Court Sanction Date will vest and become exercisable on the Court Sanction Date because of the Combination in accordance with the rules of the DSBP;

(B)	it is the current intention of the Target Remuneration Committee to determine that DSBP Retention Awards will vest with no application of time pro-rating; and

(C)

Awards granted under the DSBP which vest in connection with the Combination will remain exercisable for one month from the Court Sanction Date and lapse thereafter (unless they lapse earlier in accordance with the rules of the DSBP).

22.

The Bidder acknowledges that any dividend equivalents in respect of any Award granted under the DSBP which vests and becomes exercisable: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with the Target’s normal practice, will be settled by the Target in Target Shares (or in cash if determined by the Target Remuneration Committee).

UK Sharesave, International Sharesave and USSPP

23.

The Bidder acknowledges that any outstanding Awards granted under the UK Sharesave, the International Sharesave or the USSPP which would not otherwise have been exercisable before the Court Sanction Date will (in consequence of the Combination and in accordance with participants’ contractual rights under the rules of the UK Sharesave, the International Sharesave or the USSPP, as applicable) be exercisable from the Court Sanction Date until six months from the Court Sanction Date (unless they lapse earlier in accordance with the rules of the UK Sharesave, the International Sharesave or the USSPP, as applicable) to the extent of the participants’ savings at the time of exercise and will lapse thereafter.

24.

Provided that the Court Sanction Date has not occurred before the proposed grant date, the Bidder acknowledges and consents for the purposes of Rule 21.1 of the Code that the Target may grant Awards under the UK Sharesave, the International Sharesave and/or the USSPP in February 2025, in accordance with its normal practice.

25.

The Bidder acknowledges that Sharesave Awards will be exercisable over less than the full number of Target Shares than would otherwise be the case on maturity of the relevant savings contract and will only be exercisable for a period of six months after the Court Sanction Date. The Bidder agrees that it will, following the Effective Date, make or procure payment of a one-off cash payment via payroll to those participants in the UK Sharesave, International Sharesave or USSPP who exercise their Sharesave Awards conditional on the Court Sanction Date, such payment being of an amount equal to the number of Target Shares subject to the portion of the Sharesave Award which lapsed and ceased to be exercisable as a result of the Combination converted into a notional number of Bidder Shares using the same ratio of Target Shares to Bidder Shares delivered as consideration under the Scheme, and converted into a cash amount using the Bidder Share price as at the Effective Date less the aggregate exercise price payable to exercise such portion of the applicable Sharesave Award.

26.

The Bidder also agrees that it will, following the Effective Date, make or procure payment of a one-off cash payment to those participants who hold Sharesave Awards which, were it not for the Combination, would benefit from tax advantaged treatment in France, the UK and the US, and who exercise such Sharesave Awards conditional on the Court Sanction Date, of an amount equal to the income tax and employee’s National Insurance or social security contributions which those participants incur on exercise of any such Sharesave Awards which they would not have incurred but for the Combination.

27.

The Bidder acknowledges that any one-off cash compensation payments made or procured by the Bidder in accordance with paragraphs 25 and 26 will be subject to deductions for income tax and employee’s National Insurance or social security contributions. The Bidder agrees that any such payments will be of such amount as shall, after taking account of the participants’ liability to income tax and employee’s National Insurance contributions (or international equivalent employee social security deductions), provide participants with an after-tax amount equal to the amounts referred to in paragraphs 25 and 26.

Employee Benefit Trust / Settlement

28.	As at 12 April 2024, the Trust held approximately 2,778,228 Target Shares and £8,226.00 in cash (the “Cash Amount”).

29.

The Bidder and Target acknowledge that the expectation is that the Target will recommend that the trustee of the Trust use the Target Shares held in the Trust to satisfy the vesting and / or exercise of outstanding Awards in connection with the Combination, in priority to the issue of new Target Shares or to the transfer out of treasury of Target

Shares held by the Target. The parties acknowledge that to the extent there are insufficient Target Shares in the Trust to satisfy outstanding Awards, the Target intends to recommend the trustee of the Trust to use the Cash Amount to the extent necessary to subscribe for new Target Shares or purchase existing Target Shares to satisfy outstanding Awards.

International participants

30.

The Target and the Bidder acknowledge that, they intend to act in a way that will not materially disadvantage the tax treatment of participants of the Target Share Plans with respect to structuring the arrangements referred to in this Schedule 2, provided that an alternative approach (which would produce an outcome substantially similar to the intended treatment set out in this Schedule 2) is reasonably practical and not more costly or timely for the parties to implement.

31.

Notwithstanding anything to the contrary in Part 1 of this Schedule 2: (i) the Target agrees avoid taking any action (and nothing herein shall require the Bidder to take any action) that could: (x) subject any payment or benefit with respect to any Target Employee or any other service provider of the Target Group to Section 409A of the IRS Code; or (y) result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A of the IRS Code; and (ii) the vesting of any Award under any Target Share Plan shall be effected in a manner intended to comply with Section 409A of the IRS Code.

Part 2

Target Employees

Maintenance of Compensation and Benefits

1.	The Bidder acknowledges that the Target intends to carry out annual (or other periodic) pay reviews and appraisals and promotion rounds in the ordinary course of business.

2.

The Bidder agrees that it shall, or shall cause the relevant employing entity in the Target Group or the Bidder Group to, at a minimum, for the 12-month period immediately following the Effective Date in respect of each person who was a Target Employee immediately before the Effective Date and who remains in employment within the Target Group or the Bidder Group (the “Continuing Employees”):

(A)

maintain at least the same base salary or wage rate and, such cash and equity incentive compensation opportunities (but such opportunities need not be in the form of equity) as were provided to each such Continuing Employee immediately before the Effective Date; and

(B)

provide a benefits and allowance package (including pension benefits), which, taken as a whole, is no less favourable than the existing benefits and allowances provided to such Continuing Employee immediately before the Effective Date, in each case with the exception of severance which will be dealt with in accordance with paragraphs 10 and 11 of Part 2 of this Schedule 2.

Annual bonus

3.	The Bidder acknowledges that the Target operates annual bonus arrangements which are conditional on financial and individual performance.

4.	The Bidder consents for the purposes of Rule 21.1 of the Code that for any Target financial year completed before the Effective Date:

(A)

the Target will set bonus opportunity and performance conditions (with an appropriate balance of financial and individual performance conditions acting reasonably having regard to specific circumstances of the Combination) in accordance with the Target Remuneration Policy (where applicable) for the financial year and communicate these to the Target Employees;

(B)	bonus determinations will be undertaken by the Target;

(C)

if the normal bonus payment date is before the date on which Target Shares are delisted from the London Stock Exchange, the bonus will be paid by the Target in accordance with the Target Remuneration Policy (where applicable) on the normal bonus payment date; and

(D)

if the normal bonus payment date is after the date on which Target Shares are delisted from the London Stock Exchange, the bonus will be paid by the Target entirely in cash on the normal bonus payment date.

5.	The Bidder consents for the purposes of Rule 21.1 of the Code that for the Target financial year in which the Effective Date occurs:

(A)

the Target will set bonus opportunity and performance conditions (with an appropriate balance of financial and individual performance conditions, acting reasonably having regard to specific circumstances of the Combination) in accordance with the Target Remuneration Policy (where applicable) for the financial year and communicate these to the Target Employees;

(B)

bonus determinations for the period up to the Effective Date will be undertaken by the Target on or before the Effective Date on a pro rata basis and such bonus will paid by the Target, entirely in cash, shortly after the Effective Date; and

(C)

for the period from the Effective Date until the end of the relevant Bidder financial year, Target Employees will be eligible to participate in such bonus arrangements as may be operated by the Bidder on a pro rata basis.

6.

The Bidder agrees that for financial years starting after the Target financial year in which the Effective Date occurs, Target Employees will be eligible to participate in such bonus arrangements as may be operated by the Bidder in accordance with the Bidder’s policies and practices from time to time.

Retention arrangements

7.

The Bidder consents for the purposes of Rule 21.1 of the Code to the Target, for the purpose of protecting the business to be acquired pursuant to the Combination up to the Effective Date and in accordance with the Target’s intended approach to retention as communicated to the Bidder prior to the date of this Agreement, making cash retention awards, up to a maximum aggregate of £25 million (such amount inclusive of the arrangements under paragraph 8 of Part 2 of this Schedule 2), to Target Employees (excluding executive directors) whose retention is considered of significant importance to the business (the “Transaction Retention Awards”), such consent being given on the basis that such Transaction Retention Awards are payable between 30 days and 60 days from the Effective Date (the “Payment Date”) subject to the relevant employee:

(A)	being employed by the Target Group on the Payment Date and not being under notice on the Payment Date, except where notice has been given or served in connection with a Qualifying Termination;

(B)

being a Target Employee immediately before the Effective Date and becoming a Bidder Employee on or around the Effective Date and remaining a Bidder Employee and not being under notice on the Payment Date, except where notice has been given or served in connection with a Qualifying Termination; or

(C)	having been subject to a Qualifying Termination before the Payment Date.

8.

The Bidder agrees to implement retention arrangements for the Target Chief Financial Officer (as at the date of this agreement) on the following terms. Subject to and conditional on completion of the Combination and the Target being delisted from the London Stock Exchange, the Bidder shall pay to the Target Chief Financial Officer as at the date of this agreement a payment equal to 100 per cent. of his base annual salary as at the date of this agreement (less any legally required deductions), payable within 30 days of the Effective Date or, if later, the day following the date on which the Target is delisted from the London Stock Exchange, provided that he is employed with a member of the Target Group or Bidder Group on, and has not served notice to terminate his employment with the Target Group before, the Effective Date.

9.

Notwithstanding anything in paragraphs 7 to 8 of Part 2 of this Schedule 2 to the contrary, the Bidder does not intend to grant a Transaction Retention Award to any Target Employee if such Target Employee is a “disqualified individual” (as defined in Section 280G(c)of the IRS Code), and the receipt of the Transaction Retention Award, together with any other payments and benefits which such Target Employee has the right to receive from the Target, Bidder or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the IRS Code).

Severance arrangements

10.

The Bidder agrees that, if any Target Employee is the subject of a Qualifying Termination (as defined in paragraph 11 below) or gives or receives notice as a result of a Qualifying Termination, in each case at any time from and including the Effective Date until the end of the calendar day falling 18 months after the Effective Date, such Target Employee will:

(A)

be entitled to receive payment in lieu of any notice entitlement (where permissible under local law) comprising base salary and the value of contractual benefits for the notice period or any such greater statutory or contractual entitlement to compensation for notice period in the jurisdiction of employment;

(B)

in the case of Continuing Employees employed in the UK (excluding executive directors), be entitled to applicable redundancy and severance payments, benefits and arrangements that are no less favourable than the higher of: (i) underlying statutory or other contractually required payments; (ii) a gross amount equal to two weeks of base salary per complete year of employment with the Target Group (inclusive of statutory redundancy entitlement, subject to a minimum payment of two months’ salary and capped at 12 months’ base salary); and (iii) the redundancy and severance payments, benefits and arrangements provided by the Bidder Group;

(C)

in the case of Continuing Employees employed outside the UK, be entitled to any applicable redundancy and severance payments, benefits and arrangements that are no less favourable than the higher of: (i) underlying statutory or other contractually required payments in the relevant jurisdiction and (ii) the redundancy and severance payments, benefits and arrangements provided by the Bidder Group in the relevant jurisdiction;

(D)	receive any bonus entitlement calculated on a pro-rata basis to the date upon which notice would have expired in the absence of a payment in lieu of notice;

(E)

be treated as a good leaver (or any similar or equivalent concept) under any relevant leaver provisions of any cash or equity incentive arrangement in which they participate as at the date of termination (including, for the avoidance of doubt, under paragraphs 14 to 16 of Part 1 and paragraphs 5(C) and 6 of Part 2 of this Schedule 2);

(F)	receive reasonable and appropriate outplacement support commensurate to their seniority; and

(G)

where consistent with the Target’s practices in the relevant jurisdiction as at the date of this Agreement, receive a reasonable and appropriate contribution towards legal fees if they enter into a settlement agreement in connection with the termination of their employment.

11.	In this Agreement, a “Qualifying Termination” is:

(A)

any termination by the employer other than where the employer has grounds to dismiss the Continuing Employee for misconduct or poor performance, where, in the reasonable opinion of the Combined Group’s HR Director (at the relevant time) that an appropriate and fair process was followed, in accordance with applicable laws, in connection with any such dismissal that relates to misconduct or performance;

(B)

for the purposes of paragraphs 14 to 16 of Part 1 of this Schedule 2 only, any termination by reason of the Target Employee’s ill health, injury, disability, death or retirement, with the agreement of their employing entity, acting reasonably;

(C)

a termination taking effect after the Effective Date by reason of the Continuing Employee’s resignation where, without the Continuing Employee’s express written consent: (i) the Continuing Employee’s role and/or reporting level and/or status has been materially diminished (provided that, with the exception of roles where the duties and/or responsibilities are substantially linked to the Target’s listed status: (a) the Target ceasing to be a listed company; or (b) a change in title and/or reporting level and/or transfer into an equivalent role in the Combined Group as a result of the Combination, shall not of itself in each case amount to such a material diminution); or (ii) there is a material reduction in the Continuing Employee’s base salary or wage rate, cash incentive compensation opportunities, or a material reduction in the Continuing Employee’s benefits and allowance package (including pension benefits), taken as a whole; or (iii) a Continuing Employee’s normal place of work is moved more than 25 miles from their previous place of work. In the event of any dispute about whether (i) or (ii) applies to a particular Continuing Employee, the decision shall be determined in accordance with applicable law and practice in the relevant jurisdiction; or

(D)

in respect of paragraphs 14 to 16 of Part 1 and paragraphs 10(D) and 10(E) of Part 2 of this Schedule 2 only, Miles Roberts’ planned end of employment on 30 November 2025 or on such earlier date as may be instigated by, or agreed with, the Bidder.

Non-executive director notice pay

12.

The Bidder acknowledges that the Target intends, after the Effective Date, to pay any non-executive director of the Target who resigns in connection with the Combination and does not join the board of the Bidder with effect from the Effective Date a payment in lieu of the fees they would have received for their notice period.

Section 409A

13.

Notwithstanding anything to the contrary in Part 2 of this Schedule 2, the Target does not intend to take any action (and nothing herein shall require the Bidder to take any action) that could (i) subject any payment or benefit with respect to any Target Employee or any other service provider of the Target Group to Section 409A of the IRS Code or (ii) result in a violation of Section 409A of the IRS Code or trigger a tax or penalty under Section 409A IRS Code.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY Brian McDonald acting for and on behalf of	) ) ) ) )	/s/ Brian McDonald
INTERNATIONAL PAPER COMPANY	)

EXECUTED BY Richard Pike acting for and on behalf of	) ) ) ) )	/s/ Richard Pike
DS SMITH PLC	)